As filed with the Securities and Exchange Commission on March 13, 2019

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

GLOBAL PAYMENTS INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	1)	Title of each class of securities to which transaction applies:
	2)	Aggregate number of securities to which transaction applies:
	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	4)	Proposed maximum aggregate value of transaction:
	5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	1)	Amount previously paid:
	2)	Form, Schedule or Registration Statement No.:
	3)	Filing Party:
	4)	Date Filed:

PROXY STATEMENT AND NOTICE OF

2019 ANNUAL MEETING OF SHAREHOLDERS

April 25, 2019

3550 Lenox Road

Atlanta, Georgia 30326

(770) 829-8000

March 13, 2019

Dear Shareholder:

The board of directors and officers of Global Payments Inc. join me in extending to you a cordial invitation to attend our 2019 Annual Meeting of Shareholders. The meeting will be held on Thursday, April 25, 2019, at 9:30 a.m. Eastern Daylight Time, at our offices at 3550 Lenox Road, Atlanta, GA 30326. At the annual meeting, shareholders will be asked to vote on three proposals set forth in the Notice of 2019 Annual Meeting of Shareholders and the proxy statement following this letter.

Whether or not you plan to attend the annual meeting, it is important that your shares are represented and voted regardless of the size of your holdings. We urge you to vote promptly and submit your proxy via the internet, by telephone or by signing, dating and returning the enclosed proxy card in the enclosed envelope. If you decide to attend the annual meeting, you will be able to vote in person, even if you have submitted your proxy previously.

If you have any questions concerning the annual meeting and you are the shareholder of record of your shares, please contact our Investor Relations department at Investor.Relations@globalpay.com or (770) 829-8478. If your shares are held by a broker or other nominee (that is, in “street name”), please contact your broker or other nominee for questions concerning the annual meeting.

We look forward to seeing you on April 25.

Sincerely,

Jeffrey S. Sloan	William I Jacobs
Chief Executive Officer	Chairman of the Board

NOTICE OF 2019 ANNUAL MEETING OF SHAREHOLDERS

April 25, 2019 9:30 a.m. Eastern Daylight Time	3550 Lenox Road Atlanta, Georgia 30326

Items of Business

1.	To elect the two directors nominated by our board of directors and named in the proxy statement;

2.	To approve, on an advisory basis, the compensation of our named executive officers for 2018; and

3.	To ratify the reappointment of Deloitte & Touche LLP, or Deloitte, as the Company’s independent public accounting firm for the year ending December 31, 2019.

The shareholders may also transact any other business that may properly come before the annual meeting or any adjournments or postponements thereof.

Record Date

Close of business on March 4, 2019.

On March 13, 2019, we mailed a notice of electronic availability of proxy materials to our shareholders. Only shareholders of record at the close of business on March 4, 2019 are entitled to receive notice of, and to vote at, the annual meeting or any adjournment or postponement thereof. If you do not attend the annual meeting, you may vote your shares via the internet or by telephone, as instructed in the Notice of Electronic Availability of Proxy Materials, or if you received your proxy materials by mail, you may also vote by mail.

YOUR VOTE IS IMPORTANT

Submitting your proxy does not affect your right to vote in person if you attend the annual meeting. Therefore, we urge you to submit your proxy as soon as possible, regardless of whether or not you expect to attend the annual meeting. You may revoke your proxy at any time before its exercise by (i) delivering written notice of revocation to our Corporate Secretary, David L. Green, at 3550 Lenox Road, Suite 3000, Atlanta, Georgia 30326, (ii) submitting to us a duly executed proxy card bearing a later date, (iii) voting via the internet or by telephone at a later date, or (iv) appearing at the annual meeting and voting in person; provided, however, that no such revocation under clause (i) or (ii) shall be effective until written notice of revocation or a later dated proxy card is received by the Corporate Secretary at or before the annual meeting, and no such revocation under clause (iii) shall be effective unless received on or before 11:59 p.m., Eastern Daylight Time, on April 24, 2019.

When you submit your proxy, you authorize Jeffrey S. Sloan and David L. Green, or either one of them, each with full power of substitution, to vote your shares at the annual meeting in accordance with your instructions or, if no instructions are given, for the election of the director nominees; for the approval, on an advisory basis, of the compensation of our named executive officers; and for the ratification of the reappointment of Deloitte as the Company’s independent public accounting firm. The proxies, in their discretion, are further authorized to vote on any adjournments or postponements of the annual meeting, for the election of one or more persons to the board of directors if any of the nominees becomes unable to serve or for good cause will not serve, on matters which the board does not know a reasonable time before making the proxy solicitations will be presented at the annual meeting, or any other matters which may properly come before the annual meeting and any postponements or adjournments thereto.

By Order of the Board of Directors,

David L. Green Executive Vice President, General Counsel and Corporate Secretary

Proxy Summary

This summary highlights information contained elsewhere in this proxy statement, but does not contain all of the information you should consider before voting your shares. For complete information regarding the 2019 Annual Meeting of Shareholders, which we refer to as the “annual meeting,” the proposals to be voted on at the annual meeting, and our performance during the year ended December 31, 2018, please review the entire proxy statement and our 2018 Annual Report on Form 10-K, or the Annual Report on Form 10-K. In this proxy statement, the “Company,” “we,” “our” and “us” refer to Global Payments Inc. and its consolidated subsidiaries, unless the context requires otherwise.

Information About Our 2019 Annual Meeting

Date and Time:	Thursday, April 25, 2019, at 9:30 a.m. Eastern Daylight Time

Place:	Our offices at 3550 Lenox Road, Atlanta, Georgia, 30326

Record Date:	March 4, 2019

Voting:	Holders of our common stock as of the close of business on the record date may vote at the annual meeting. Each shareholder is entitled to one vote per share for each director nominee and one vote per share for each of the other proposals described below.

Proposals and Voting Recommendations

Proposal	Board Vote Recommendation	Page Number
1 – Election of Two Directors	FOR each nominee	13
2 – Advisory Vote on Compensation of Our Named Executive Officers (“say-on-pay” vote)	FOR	33
3 – Ratification of the Reappointment of Our Independent Public Accounting Firm	FOR	62

Business and Strategy

We are a leading worldwide provider of payment technology and software solutions delivering innovative services to our customers globally. Our technologies, services and employee expertise enable us to provide a broad range of solutions that allow our customers to accept various payment types and operate their businesses more efficiently. We distribute our services across a variety of channels in 32 countries throughout North America, Europe, the Asia-Pacific region and Brazil and operate in three reportable segments: North America, Europe and Asia-Pacific.

Our payment technology solutions are similar around the world in that we enable our customers to accept card, electronic, check and digital-based payments. We offer high touch services that provide our customers with reliable and secure payment solutions coupled with high quality and responsive support services.

We seek to leverage the adoption of, and transition to, card, electronic and digital-based payments by expanding share in our existing markets through our distribution channels and service innovation, as well as through acquisitions to improve our offerings and scale. We also seek to enter new markets through acquisitions, alliances and joint ventures around the world. We intend to continue to invest in and leverage our technology infrastructure and our people to increase our penetration in existing markets.

The key tenets of our strategy include the following:

•	Grow and control our direct distribution by adding new channels and partners, including expanding our ownership of additional enterprise software solutions in select vertical markets;

•	Deliver innovative services by developing value-added applications, enhancing existing services and developing new systems and services to blend technology with customer needs;

•	Leverage technology and operational advantages throughout our global footprint;

GLOBAL PAYMENTS INC. | 2019 Proxy Statement  – 1

•	Continue to develop seamless multinational solutions for leading global customers;

•	Provide customer service at levels that exceed our competition, while investing in technology, training and enhancements to our service offerings; and

•

Pursue potential domestic and international acquisitions of, investments in and alliances with companies that have high growth potential, significant market presence, sustainable distribution platforms and/or key technological capabilities.

Our board and its committees provide support and oversight to management in the operation of our business and strategy, as further described in this proxy.

2018 Performance Highlights

We experienced strong business and financial performance around the world during the year ended December 31, 2018. Highlights related to our financial condition and results of operations as of December 31, 2018 and for the year then ended include the following:

•

Consolidated revenues were $3,366.4 million and $3,975.2 million for the years ended December 31, 2018 and 2017, respectively. Consolidated revenues without the effect of ASC 606, the new revenue accounting standard which became effective for the Company on January 1, 2018, increased by 12.6% to $4.475.6 million for the year ended December 31, 2018 compared to $3,975.2 million for 2017.

•

Consolidated operating income was $737.1 million for the year ended December 31, 2018 compared to $558.9 million for 2017. Our operating margin for the year ended December 31, 2018 was 21.9%. Without the effect of the new revenue accounting standard, our operating margin for the year ended December 31, 2018 was 15.6% compared to 14.1% for 2017.

•

Net income attributable to Global Payments was $452.1 million for the year ended December 31, 2018 compared to $468.4 million for 2017, and diluted earnings per share was $2.84 for the year ended December 31, 2018 compared to $3.01 for 2017.

•

Over the 12-month period from January 1, 2018 through December 31, 2018, our stock price increased by 3.6%, compared to a decline of approximately 7.1% in the S&P 500 index. Our stock price from January 1, 2014 through December 31, 2018 relative to the performance of our peer group and the S&P 500 index, which we joined in April 2016, is shown in the graph below.

The following graph compares the cumulative shareholder returns of $100 invested in the S&P 500 Index, our Company and the average of our performance peer group from January 1, 2014 through December 31, 2018, assuming reinvestment of dividends.

The graph excludes peer group performance for PayPal, Inc. and First Data Corp., because these companies were not publicly traded for the full period presented above.

2 – GLOBAL PAYMENTS INC. | 2019 Proxy Statement

Board and Corporate Governance Highlights (Page 19)

We have adopted leading governance practices that establish strong independent leadership in our boardroom and provide our shareholders with meaningful rights. Highlights include:

☑ Independent Chairman

☑ Eight of nine directors are non-employee directors

☑ Fully independent Audit, Compensation, and Governance and Nominating Committees

☑ Annual board and committee self-evaluations

☑ Proxy access for shareholders

☑ Majority voting for directors in uncontested elections

☑ Minimum stock ownership requirements for NEOs and directors

☑ Limitations on outside board and audit committee service

☑ Greater than 75% attendance at meetings

☑ Non-employee directors meet without management present

☑ Code of business conduct and ethics for directors

The board has taken a thoughtful and deliberate approach to board composition to ensure that our directors have backgrounds that collectively add significant value to the strategic decisions made by the Company and enable them to provide oversight of management to ensure accountability to our shareholders. The composition of our board consists of:

GLOBAL PAYMENTS INC. | 2019 Proxy Statement  – 3

The board has identified the following key qualifications and experience that are important to be represented on the board as a whole in light of our current business strategy and expected needs. The charts below indicate how these qualifications are represented on our board based on information provided by our directors. Information regarding each director’s skills and qualifications can be found within their individual biographies on pages 14-18.

indicates board representation of the qualification

4 – GLOBAL PAYMENTS INC. | 2019 Proxy Statement

Shareholder Outreach (Page 27)

We believe in providing transparent and timely information to our investors. Each year we routinely engage shareholders and analysts in various forums, which may include industry conferences, road-shows, meetings at our offices or at our shareholders’ offices, conference calls and investor day events. Throughout the year, we held meetings with many of our top institutional investors. In our meetings, we discussed a variety of topics that are important to investors, including industry trends, corporate governance, Company performance and operations and short and long-term strategic direction. We hosted our 2018 investor day on March 1, 2018, which provided an opportunity for shareholders and analysts to hear directly from management on the Company’s long-term strategy and ask questions of the management team. In 2018, we again engaged directly across the spectrum of our active shareholder base on the Company’s performance, operations and strategic direction.

Recent Corporate Governance Developments

As a result of engaging with our shareholders and keeping abreast of leading practices, we have taken actions with respect to corporate governance matters, including the following:

•

Updated our Corporate Governance Guidelines to limit the Chief Executive Officer’s public company board service – other than the Company – to one, and outside directors’ public company board service – other than the Company – to three.

•	Enhanced proxy disclosure with respect to our Audit Committee’s meetings and agenda throughout the year.

•

Established a number of diversity initiatives to increase representation of diverse individuals in the Company and support and elevate our diverse employees, and enhanced our proxy disclosure with respect to such practices.

•	Adopted proxy access provisions in our bylaws.

Diversity and Inclusion

Our Company has always prided itself on inclusiveness and embraces the diversity of its employees in all of our geographies. We currently do business in nearly 60 countries around the world, with employees living and working in 32 of them. We have always believed, and continue to believe, that our business is strengthened by a diverse workforce that reflects the communities in which we operate.

In 2018, we built on our history of diversity and inclusion by formally launching a diversity and inclusion initiative. As part of this initiative, we became a signatory to the CEO Action for Diversity and Inclusion™, which is the largest CEO-driven business commitment to advance diversity and inclusion in the workplace.

In 2018, we also:

•

established a Diversity and Inclusion Advisory Council, which is chaired by our Chief Financial Officer and will consist of a representative group of our employees worldwide who will provide insight and input on our diversity and inclusion initiatives, including our strategy to increase representation of women and minorities at leadership levels in the Company;

•

continued to support our women’s employee resource group which implements diversity initiatives related to women, including networking and training opportunities, and also recently launched a LGBTQ+ employee resource group, to be chaired by our General Counsel;

•

committed to providing unconscious bias training beginning in 2019 to all of our executives and managers, recognizing that all employees have unconscious biases which may impact how they make decisions about and interact with other employees; and

•	developed a career website and job postings which seek to attract and recruit employees of diverse characteristics and backgrounds by highlighting our commitment to diversity and inclusion.

GLOBAL PAYMENTS INC. | 2019 Proxy Statement  – 5

In addition to the above initiatives, we augmented the existing diversity and inclusion components of our talent management program to ensure that diversity and inclusion is integrated into every aspect of our programs including talent acquisition, performance management, leadership training and development, and succession planning.

We will continue to measure our progress to ensure our initiatives and programs continue to support our diversity and inclusion goals.

Compensation Philosophy (Page 36)

We Do:		We Do Not:
☑	Tie pay to financial and share price performance	☒	Provide for excise tax gross-ups
☑	Retain an independent compensation consultant	☒	Permit hedging or pledging of our stock
☑	Benchmark against our peer group	☒	Re-price or discount stock options or SARs
☑	Conduct an annual say-on-pay vote	☒ ☒	Permit liberal share recycling or “net share counting” upon exercise of stock options or SARs Pay dividend equivalent rights on restricted stock units
☑	Adjust performance goals under our short-term incentive plan to reflect acquisition impacts
☑	Require Compensation Committee certification of performance results for purposes of NEOs’ compensation
☑	Employ “double-trigger” change-in-control compensation
☑	Have a clawback policy
☑	Impose minimum stock ownership thresholds and holding periods until such thresholds are met

6 – GLOBAL PAYMENTS INC. | 2019 Proxy Statement

Core Compensation Components

Core Component	Objective/Features	Page
Base Salary	Base salaries are intended to provide compensation consistent with our named executive officers’, or NEOs, responsibilities, experience and performance in relation to the marketplace.	40

Annual Cash Incentives	Our annual performance plan rewards short-term Company performance, while aligning the interests of our NEOs with those of our shareholders. For 2018, awards under our annual performance plan were determined based on specified goals for adjusted EPS, adjusted net revenue plus network fees and adjusted operating margin, which are non-GAAP financial measures and are described on Appendix A to this proxy statement.	40
Performance Units

Performance units are performance-based restricted stock units that, after a three-year performance period, may convert into a number of unrestricted shares depending on the average of the growth of our annual adjusted EPS for each of the three years in the performance period.

In 2018, the Compensation Committee modified the performance units’ structure to enhance the alignment between executive rewards and long-term gains for the Company and its shareholders by tying the achievement of the NEOs’ compensation to both business objectives and shareholder return. Under the new design, performance units are earned based on an achievement of an annual adjusted EPS growth target, as modified by the Company’s total shareholder return performance rank relative to the S&P 500 index over the three year performance period.

		43
Stock Options	Stock options vest in equal installments on each of the first three anniversaries of the grant date. Stock options are intended to provide a strong incentive for creation of long-term shareholder value, as stock options may be exercised for a profit only to the extent the price of our stock appreciates after the grant date.	45
Restricted Stock	Restricted stock granted as part of our annual compensation program vest in equal installments on each of the first three anniversaries of the grant date. Time-based restricted stock provides a retentive element to our compensation program, while tying the value of the award to the performance of our stock.	45

GLOBAL PAYMENTS INC. | 2019 Proxy Statement  – 7

2018 Compensation Highlights

The following charts show the mix of total target compensation in 2018 (excluding restricted stock awards granted in June 2018) for our Chief Executive Officer and the average of all the other NEOs (excluding David Mangum, our former President and Chief Operating Officer who, as of August 27, 2018, no longer served in this position and subsequently left the Company, effective September 15, 2018), as well as the portion of compensation that is subject to forfeiture (“at risk”) or performance-based.

CEO TOTAL TARGET COMPENSATION	OTHER NEOs TOTAL TARGET COMPENSATION

Director Nominees (Page 14)

Name	Tenure (Years)	Principal Occupation	Non- Employee	Audit Committee	Compensation Committee	Governance and Nominating Committee	Risk Oversight Committee	Technology Committee

Mitchell L. Hollin	3	Managing Partner, LLR Management, L.P.	Yes

Ruth Ann Marshall*	12	Former President – Americas, Master Card	Yes

Chair Member

*	Our board of directors has determined that this director is independent.

Named Executive Officers (page 37)

Beginning on page 37, we provide specific data about the compensation of our NEOs as defined by rules promulgated by the Securities and Exchange Commission, or the SEC, for 2018. Our NEOs for the year ended December 31, 2018 were:

•	Jeffrey S. Sloan, Chief Executive Officer

•	David E. Mangum, Former President and Chief Operating Officer (as of August 27, 2018, Mr. Mangum no longer served in this position and subsequently left the Company, effective September 15, 2018)

•	Cameron M. Bready, Senior Executive Vice President and Chief Financial Officer

•	Dr. Guido F. Sacchi, Senior Executive Vice President and Chief Information Officer

•	David L. Green, Executive Vice President, General Counsel and Corporate Secretary

8 – GLOBAL PAYMENTS INC. | 2019 Proxy Statement

Questions and Answers About Our Annual Meeting and this Proxy Statement

1. Why did I receive these materials?

This proxy statement is being furnished to solicit proxies on behalf of the board of directors of our Company for use at the 2019 annual meeting of shareholders and at any adjournments or postponements thereof. The annual meeting will be held at our offices at 3550 Lenox Road, Atlanta, Georgia, 30326 on Thursday, April 25, 2019 at 9:30 a.m., Eastern Daylight Time.

2. What am I voting on and how does the board of directors recommend that I vote?

Our board of directors recommends that you vote FOR each of the following three proposals scheduled to be voted on at the meeting:

•	Proposal 1: Election of the two directors nominated by our board.

•	Proposal 2: Approval, on an advisory basis, of the compensation of the NEOs for 2018. This proposal is referred to as the “say-on-pay” proposal.

•	Proposal 3: Ratification of the reappointment of Deloitte as our independent public accounting firm for the year ending December 31, 2019.

3. Could other matters be decided at the annual meeting?

Yes. The shareholders may transact any other business that may properly come before the annual meeting or any adjournments or postponements thereof. If any other matter properly comes before the meeting and you have submitted your proxy, the proxy holders will vote as recommended by the board or, if no recommendation is made, in their own discretion.

4. Why did I receive a mailed notice of internet availability of proxy materials instead of a full set of proxy materials?

As permitted by the SEC, we are making this proxy statement and our Annual Report on Form 10-K available to our shareholders electronically via the internet. The notice contains instructions on how to access this proxy statement and our Annual Report on Form 10-K and how to vote online or submit your proxy over the internet or by telephone. You will not receive a printed copy of the proxy materials in the mail unless you request one, which you may do by following the instructions contained in the notice. We encourage you to take advantage of the electronic availability of proxy materials to help reduce the cost and environmental impact of the annual meeting.

5. How do I vote?

If you received a notice of electronic availability, that notice provides instructions on how to vote by internet, by telephone or by requesting and returning a paper proxy card. You may submit your proxy voting instructions via the internet or telephone by following the instructions provided in the notice. The internet and telephone voting procedures are designed to authenticate your identity, to allow you to vote your shares, and to confirm that your voting instructions are properly recorded. If your shares are held in the name of a bank or a broker, the availability of internet and telephone voting will depend on the voting processes of the bank or broker. Therefore, we recommend that you follow the instructions on the form you receive. If you received a printed version of the proxy materials by mail, you may vote by following the instructions provided with your proxy materials and on your proxy card.

GLOBAL PAYMENTS INC. | 2019 Proxy Statement  – 9

6. What if I change my mind after I vote?

Your submission of a proxy via the internet, by telephone or by mail does not affect your right to attend the annual meeting in person. You may revoke your proxy at any time before it is exercised in any of the following ways:

•

Deliver written notice of revocation to our Corporate Secretary at 3550 Lenox Road, Suite 3000, Atlanta, Georgia 30326, or submit to us a duly executed proxy card bearing a later date. To be effective, your notice of revocation or new proxy card must be received by our Corporate Secretary, David L. Green, at or before the annual meeting.

•

Change your vote via the internet or by telephone at a later date. To be effective, your vote must be received before 11:59 p.m., Eastern Daylight Time, on April 24, 2019, the day before the annual meeting.

•	Appear at the annual meeting and vote in person, regardless of whether you previously submitted a notice of revocation.

7. Who is entitled to vote?

All shareholders who owned shares of our common stock at the close of business on March 4, 2019 are entitled to vote at the annual meeting. On that date, there were 157,850,344 shares of common stock issued and outstanding, held by approximately 2,089 shareholders of record. Shareholders are entitled to one vote per share.

8. How many votes must be present to hold the annual meeting?

In order for any business to be conducted, the holders of a majority of the shares entitled to vote at the annual meeting must be present, either in person or by proxy. This is referred to as a “quorum.” Abstentions and broker non-votes (described below) will be treated as present for purposes of establishing a quorum. If a quorum is not present, the annual meeting may be adjourned by the holders of a majority of the shares represented at the annual meeting. The annual meeting may be rescheduled at the time of the adjournment with no further notice of the reconvened meeting if the date, time and place of the reconvened meeting are announced at the adjourned meeting before its adjournment; provided, however, that if a new record date is or must be fixed, notice of the reconvened meeting must be given to the shareholders of record as of the new record date. An adjournment will have no effect on the business to be conducted at the meeting.

9. What are the voting standards for the proposals?

Each of the three scheduled proposals must be approved by the affirmative vote of a majority of the votes cast. This means that a proposal is approved if the number of shares voted “for” the proposal exceeds the number of shares voted “against” the proposal.

10. What is the difference between a “shareholder of record” and a “beneficial owner of shares held in street name?”

Shareholders of record.    If your shares are registered directly in your name with our transfer agent, Computershare, you are the shareholder of record with respect to those shares, and we sent the notice of electronic availability directly to you. If you request copies of the proxy materials by mail, you will receive a proxy card.

Beneficial owners of shares held in street name.    If your shares are held in an account at a brokerage firm, bank, broker-dealer or other similar organization, then you are the beneficial owner of shares held in “street name,” and the notice of electronic availability was forwarded to you by that organization. The organization holding your account is considered the shareholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account. If you request copies of the proxy materials by mail, you will receive a voting instruction form.

10 – GLOBAL PAYMENTS INC. | 2019 Proxy Statement

11. What happens if I do not return a proxy or do not give specific voting instructions?

Shareholders of record.    If you are a shareholder of record and you do not vote via the internet, by telephone or by mail, your shares will not be voted unless you attend the annual meeting to vote them in person. If you are a shareholder of record and you sign and return a proxy card without giving specific voting instructions, then your shares will be voted in the manner recommended by the board of directors on all matters presented in this proxy statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the annual meeting.

Beneficial owners of shares held in street name.    If you hold your shares in street name and do not provide voting instructions to your broker, your broker will have the discretionary authority to vote your shares only on proposals that are considered “routine.” The only proposal at the annual meeting that is considered routine is the ratification of the reappointment of our independent auditor. All of the other proposals are considered “non-routine,” which means that your broker will not have the discretionary authority to vote your shares with respect to such proposals. Shares for which you do not provide voting instructions and a broker lacks discretionary voting authority are referred to as “broker non-votes.” Broker non-votes are counted as present for the purpose of establishing a quorum, but whether they are counted for purpose of voting on proposals depends on the voting standard for the particular proposal. Since each of the scheduled proposals requires approval by a majority of votes cast, abstentions and broker non-votes will not be counted as votes “for” or “against” the proposal. As a result, although abstentions and broker non-votes may be counted for the purpose of establishing a quorum for the meeting, they have no effect on the voting results.

12. What should I do if I receive more than one proxy or voting instruction card?

Shareholders may receive more than one set of voting materials, including multiple copies of the notice of electronic availability, these proxy materials and proxy cards or voting instruction cards. For example, shareholders who hold shares in more than one brokerage account may receive separate notices for each brokerage account in which shares are held. Shareholders of record whose shares are registered in more than one name will receive more than one notice. You should vote in accordance with all of the notices you receive to ensure that all of your shares are counted.

13. Who pays the cost of proxy solicitation?

The cost of soliciting proxies will be borne by us. However, shareholders voting electronically (via phone or the internet) should understand that there may be costs associated with electronic access, such as usage charges from internet service providers or telephone companies. In addition to solicitation of shareholders of record by mail, telephone or personal contact, arrangements will be made with brokerage houses to furnish proxy materials to their principals, and we may reimburse them for mailing expenses. Custodians and fiduciaries will be supplied with proxy materials to forward to beneficial owners of common stock.

14. May I propose actions for consideration at next year’s annual shareholder meeting?

Proposals for Inclusion in Next Year’s Proxy Statement (Rule 14a-8):    SEC rules permit shareholders to submit proposals for inclusion in our proxy statement if the shareholder and the proposal meet the requirements specified in Rule 14a-8 of the Exchange Act. Proposals submitted in accordance with Rule 14a-8 for inclusion in our proxy statement for the 2020 annual shareholder meeting must be received by our Corporate Secretary no earlier than October 15, 2019 and no later than November 14, 2019, which is 120 days before the one year anniversary of the mailing of this proxy statement.

Director Nominees for Inclusion in Next Year’s Proxy Statement (Proxy Access):    Our bylaws permit a shareholder (or a group of no more than 20 shareholders) owning 3% or more of our common stock continuously for at least three years to nominate up to an aggregate limit of two candidates or 20% of our board (whichever is greater) for inclusion in our proxy statement. Notice of such nominees must be received no earlier than October 15, 2019 and no later than close of business on November 14, 2019.

GLOBAL PAYMENTS INC. | 2019 Proxy Statement  – 11

Other Business Proposals/Director Nominees:    Our bylaws also set forth the procedures that a shareholder must follow to nominate a candidate for election as a director or to propose other business for consideration at shareholder meetings, in each case, not submitted for inclusion in next year’s proxy statement (either under proxy access or Rule 14a-8), but instead to be presented directly at shareholder meetings. In each case, director nominations or proposals for other business for consideration at the 2020 annual shareholder meeting submitted under these bylaw provisions must be received by our Corporate Secretary between October 15, 2019 and November 14, 2019. Special notice provisions apply under the bylaws if the date of the annual meeting is more than 30 days before or 60 days after the anniversary date.

Our Corporate Secretary address is: 3550 Lenox Road, Suite 3000, Atlanta, GA 30326. Notice must include the information required by our bylaws, which are available without charge upon written request to our Corporate Secretary.

Cautionary Note Regarding Forward-Looking Statements

This proxy statement contains forward-looking statements as defined in the Exchange Act and is subject to the safe harbors created therein. The forward-looking statements contained herein are generally identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” “committed,” “ensure,” or the negative of these terms or other similar expressions. Forward-looking statements are based on the beliefs and assumptions of our management and on currently available information. Accordingly, our future plans and expectations may not be achieved and our results could differ materially from those anticipated in our forward-looking statements as a result of many known and unknown factors, many of which are beyond our ability to predict or control. A detailed discussion of risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements is included in our Annual Report on Form 10-K. We undertake no responsibility to publicly update or revise any forward-looking statement, except as required by law.

12 – GLOBAL PAYMENTS INC. | 2019 Proxy Statement

Proposal One: Election of Directors

Our board of directors, upon the recommendation of the Governance and Nominating Committee, has nominated directors Mitchell L. Hollin and Ruth Ann Marshall, each a Class I director, to be elected to serve until the 2022 annual meeting of shareholders and until their successors are duly elected and qualified. Each nominee has agreed to serve as a director if elected. For information on the factors the board considers when evaluating candidates for nomination, see “Board and Corporate Governance — Board Membership Criteria” on page 20.

Our board of directors currently consists of nine members who are divided into three classes, with the term of office of each class ending in successive years. Each class of directors serves staggered three-year terms. Of the Class I directors, the board has determined to nominate only Mr. Hollin and Ms. Marshall for re-election at the 2019 annual meeting of shareholders. At the annual meeting, proxies cannot be voted for a greater number of individuals than the two nominees named in this proxy statement.

The Company has a majority voting standard to elect directors in uncontested elections of directors, such as this election. Under the majority voting standard, if the votes cast “against” a director exceed the number of votes cast “for” the director, the director is not elected. Under Georgia law, to ensure that a board’s power to act continues uninterrupted, the failure to receive the required number of votes for re-election would not automatically result in a vacancy. Instead, the director who failed to receive the required number of votes would continue to serve as director until his or her successor is elected and qualified or until his or her earlier resignation, retirement, disqualification, removal from office, or death. Such a director is referred to as a “holdover” director. If one of the Company’s directors fails to receive the required number of votes for reelection, the Company’s Corporate Governance Guidelines require the director to promptly tender his or her written resignation to the board following certification of the shareholder vote. If the tendered resignation does not expressly require acceptance by the board, the resignation will become effective immediately, or on the date set forth in the resignation, and there will be a vacancy on the board upon the effective date of the resignation. If the tendered resignation specifies that it is not effective until accepted by the board, the board has the discretion to accept or reject the resignation. In such a case, the Governance and Nominating Committee will promptly consider the tendered resignation and, based on any factors deemed relevant by the members of the Governance and Nominating Committee, recommend to the board whether to accept or reject the tendered resignation.

In considering the Governance and Nominating Committee’s recommendation, the board may consider any factors deemed relevant by the members of the board. If the board does not accept the resignation, the director will continue to serve until his or her successor is elected and qualified or until his or her earlier resignation, retirement, disqualification, removal from office, or death. The Company will publicly disclose the board’s decision within 90 days from the date of the certification of the election results. To the extent that one or more directors’ resignations are accepted by the board, the Governance and Nominating Committee will recommend to the board whether to fill such vacancy or vacancies or to reduce the size of the board.

The composition of our board of directors is currently as follows:

Class I		Class II		Class III
Name	Term Expiration	Name	Term Expiration	Name	Term Expiration
Mitchell L. Hollin	2019	John G. Bruno*	2020	Robert H.B. Baldwin, Jr.	2021
Ruth Ann Marshall*	2019	William B. Plummer*	2020	William I Jacobs*	2021
John M. Partridge*	2019	Jeffrey S. Sloan	2020	Alan M. Silberstein*	2021

*	Our board of directors has determined that this director is independent.

In each case, the director nominee, if elected, will serve a shorter term in the event of his or her resignation, retirement, disqualification, or removal from office or death. In the event that any of the nominees is unable to serve (which is not anticipated), the persons designated as proxies will cast votes for such other person(s) as they may select. The affirmative vote of at least a majority of the votes cast with respect to the director nominee at the annual meeting at which a quorum is present is required for the election of each of the nominees. If a choice is specified on the proxy card by a shareholder, the shares will be voted as specified. If no specification is made, the shares will be voted “FOR” each of the two nominees.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE

“FOR” THE ELECTION OF ALL OF THE NOMINEES FOR DIRECTOR.

GLOBAL PAYMENTS INC. | 2019 Proxy Statement  – 13

Nominees for Election as Directors with Terms Expiring in 2022

Biographical and other information about each director nominated for election is set forth below:

Mitchell L. Hollin • Class I • Director since April 2016 • If elected, term expires in 2022 • Risk Oversight Committee • Technology Committee • Age 56

Skills and Qualifications: Mr. Hollin’s qualifications to serve on the board include his valuable knowledge of our Company’s industry gained throughout his 15-year tenure as an independent director of Heartland and 5-year tenure as its lead independent director. In addition, our board believes his extensive private equity experience will provide valuable oversight and direction for our Company’s future acquisitive growth.

Mr. Hollin has served as Managing Partner, LLR Management, L.P., an independent private equity investment firm (since 2000); Founder and Managing Director, Advanta Partners LP, a private equity firm affiliated with Advanta Corporation (1994 — 2000); Director, Heartland (2001 — April 2016); Lead Independent Director, Heartland (January 2011 — April 2016).

Ruth Ann Marshall • Class I • Independent director since 2006 • If elected, term expires in 2022 • Risk Oversight Committee (Chair) • Governance and Nominating Committee • Age 64

Skills and Qualifications: Ms. Marshall’s qualifications to serve on the board include her deep knowledge of our business and industry, having served, among other roles, as President, Americas for Mastercard International, as well as her experience with the issues, opportunities and challenges facing our Company, which our board believes will continue to make her an invaluable member of our board. Moreover, Ms. Marshall’s longevity as a director gives her a unique perspective on the history and the direction of the Company.

Ms. Marshall has served as President, Americas for Mastercard International (2000 — 2006), a publicly-traded financial services provider; Senior Executive Vice President, Concord EFS, Inc., a public provider of processing services that merged with First Data Corporation in 2004 (1995 — 1999); Director, Regions Financial Corporation, a publicly-traded financial institution (since 2011) and ConAgra, Inc., a publicly-traded packaged food company (since 2007).

14 – GLOBAL PAYMENTS INC. | 2019 Proxy Statement

Other Directors

Biographical information with respect to our other directors is set forth below:

John M. Partridge • Class I • Independent director since November 2013 • Term expires in 2019 • Audit Committee • Age 69

Skills and Qualifications: Mr. Partridge’s qualifications to serve on the board include his substantial financial expertise and experience in the financial services industry, having served, among other roles, as President of Visa Inc., which our board believes provides valuable insight from the perspective of the card brands.

Mr. Partridge has served as Chairman and Chief Executive Officer of Velo Payments, a data network for business disbursements (January 2017 — present); Advisor to Visa Inc. (April 2013 to December 2013); President, Visa Inc. (2009 — 2013); Chief Operating Officer, Visa Inc. (2007 — 2009); President and Chief Executive Officer, Inovant, a subsidiary of Visa Inc. (2000 — 2007); Interim President of VISA USA (2007); Director, Cigna Corporation, a publicly-traded health insurance company (since 2009); Advisory Board Member, Corsair Capital, a private equity firm (since November 2013).

John G. Bruno • Class II • Independent director since June 2014 • Term expires in 2020 • Compensation Committee (Chair) • Technology Committee • Age 54

Skills and Qualifications: Mr. Bruno’s qualifications to serve on the board include his extensive executive leadership experience with technology, cyber-security and payments-related matters within the financial services industry through his prior position as Chief Information Officer, and current position as Chief Operations Officer, of Aon, plc, and his service in executive roles at NCR Corporation and Symbol Technologies, Inc.

Mr. Bruno has served as Chief Operations Officer and member of the Executive Committee of Aon, plc, a publicly-traded global risk management service provider (since April 2017); Executive Vice President of Enterprise Innovation and Chief Information Officer, Aon plc (September 2014 — April 2017); Executive Vice President, Industry and Field Operations and Corporate Development, NCR Corporation, a publicly-traded technology company (November 2013 — September 2014), where Mr. Bruno chaired the company’s Enterprise Risk Management Committee; Executive Vice President and Chief Technology Officer, NCR Corporation (November 2011 — November 2013); Executive Vice President, Industry Solutions Group, NCR Corporation (2008 — October 2011); Managing Director, Goldman Sachs Group, Inc. (2007 — 2008); Managing Director, Merrill Lynch & Co., Inc. (2006 — 2007); Senior Vice President, General Manager, RFID Division of Symbol Technologies, Inc., a private information technology company (2005 — 2006); Senior Vice President, Corporate Development, Symbol Technologies, Inc. (2004 — 2005); Senior Vice President, Business Development, and Chief Information Officer, Symbol Technologies, Inc. (2002 — 2004).

GLOBAL PAYMENTS INC. | 2019 Proxy Statement  – 15

Jeffrey S. Sloan • Class II • Director since January 2014 • Term expires in 2020 • No committees • Age 51

Skills and Qualifications: Mr. Sloan’s qualifications to serve on the board include his more than 26 years of experience in the financial services and technology industries, the in-depth knowledge of the Company he has obtained as our Chief Executive Officer since October 2013 (and formerly our President), his extensive experience with public companies and his strong leadership skills. In addition, he has significant experience with strategic transactions and mergers and acquisitions.

Mr. Sloan has served as Chief Executive Officer of the Company (since October 2013); President of the Company (June 2010 — June 2014); Partner, Goldman Sachs Group, Inc. (2004 — May 2010), where Mr. Sloan led the Financial Technology Group in New York and focused on mergers, acquisitions and corporate finance; Managing Director, Goldman Sachs Group, Inc. (2001 — 2004); Vice President, Goldman Sachs Group, Inc. (1998 — 2001); Director, FleetCor Technologies, Inc., a publicly-traded provider of fuel cards and workforce payment products and services (since July 2013).

William B. Plummer • Class II • Independent director since March 2017 • Term expires in 2020 • Audit Committee (Chair) • Audit Committee Financial Expert • Compensation Committee • Age 60

Skills and Qualifications: Mr. Plummer’s qualifications to serve on the board include his executive leadership experience, including his service as the Chief Financial Officer of United Rentals, Inc., along with his extensive financial and accounting expertise, which the board believes will enable him to provide valuable leadership to the oversight of financial reporting.

Mr. Plummer previously served as Senior Advisor of United Rentals Inc., a publicly traded equipment rental company (October 2018 — Januaury 2019), and before that as its Executive Vice President and Chief Financial Officer (December 2008 — October 2018), where Mr. Plummer was responsible for the development of the company’s finance activities, investor relations, and co-led its merger, acquisition and divestiture strategies; Chief Financial Officer of Dow Jones & Company, Inc., a publishing and financial information firm (2006 — 2007), where Mr. Plummer set policy for global finance and corporate strategy; Vice President and Treasurer of Alcoa, Inc., an industrial corporation (2000 — 2006), where Mr. Plummer was responsible for global treasury policy and relationship management with commercial and investment banks; director and member of the audit committee and technology committee, John Wiley & Sons, Inc., a publisher and service provider in the scientific research, higher education and professional development fields (since 2003); director, UIL Holdings, Inc., an electric and natural gas utility company (2013 — 2015).

16 – GLOBAL PAYMENTS INC. | 2019 Proxy Statement

 William I Jacobs

•  Chairman of the Board since 2014

•  Class III

•  Independent director since 2001

•  Lead director from 2003-2014

•  Term expires in 2021

•  Compensation Committee

•  Governance and Nominating Committee

•  Age 77

Skills and Qualifications: Mr. Jacobs’ qualifications to serve on the board include his extensive executive management experience, leadership skills demonstrated throughout his 16-year tenure as our Chairman of the board or lead director, board expertise and legal training. The Board believes Mr. Jacobs will continue to provide leadership and consensus building skills on matters of strategic importance. Through his tenure on our board, Mr. Jacobs has acquired an unmatchable breadth of knowledge and understanding of our business, which allows him to offer a unique perspective on the Company’s strategies and operations.

Mr. Jacobs has served as Chairman of the Company’s board of directors (since June 2014); Lead Director of the Company’s board of directors (2003 — May 2014); Business Advisor (since August 2002); Managing Director and Chief Financial Officer of The New Power Company (2000 — 2002); Senior Executive Vice President, Strategic Ventures for MasterCard International (1999 — 2000); Executive Vice President, Global Resources for MasterCard International (1995 — 1999); Executive Vice President, Chief Operating Officer, Financial Security Assurance, Inc., a bond insurance company (1984 — 1994); member of the board of directors of Green Dot Corporation, a publicly-traded financial services company (since April 2016) and Chairman of its board (since June 2016); Director, Asset Acceptance Capital Corp., a publicly-traded debt collection company that merged with Encore Capital Group, Inc. in June 2013 (2004 — June 2013).

Robert H.B. Baldwin, Jr. • Class III • Non-employee director since April 2016 • Term expires in 2021 • Risk Oversight Committee • Technology Committee (Chair) • Age 64

Skills and Qualifications: Mr. Baldwin’s qualifications to serve on the board include his financial and industry experience, and in-depth knowledge of our business gained from his 16 years of service as a member of Heartland’s executive management team, as well as his many contributions to the growth and success of Heartland during his tenure.

Mr. Baldwin has served as Vice Chairman (an executive office), Heartland (June 2012 — April 2016); Interim Chief Financial Officer, Heartland (October 2013 — April 2014); President, Heartland (2007 — June 2012); Chief Financial Officer, Heartland and its predecessor, Heartland Payment Systems LLC (2000 — 2011); Chief Financial Officer, COMFORCE Corp., a publicly-traded staffing company (1998 — 2000); Managing Director, financial institutions advisory business of Smith Barney (1985 — 1998); Vice President, Citicorp (1980 — 1985).

GLOBAL PAYMENTS INC. | 2019 Proxy Statement  – 17

Alan M. Silberstein • Class III • Independent director since 2003 • Term expires in 2021 • Governance and Nominating Committee (Chair) • Audit Committee • Age 71

Skills and Qualifications: Mr. Silberstein’s qualifications to serve on the board include his financial and accounting experience specifically in the financial services industry gained through serving as a former divisional controller and director of profit planning, his broader experience managing several diverse companies, and the in-depth knowledge about our Company gained from his lengthy tenure as a director.

Mr. Silberstein has served as President, Allston Associates LLP (previously Silco Associates Inc.), a private management services firm (since 2004); President and Chief Operating Officer, Debt Resolve, Inc., a public online collections services provider (2003 — 2004); President and Chief Executive Officer, Western Union, formerly a subsidiary of First Data Corporation (2000 — 2001); Chairman and Chief Executive Officer, Claim Services, Travelers Property Casualty Insurance (1996 — 1997); Executive Vice President, Retail Banking, Midlantic Corporation (1992 — 1995); Director, Green Bancorp, Inc., a publicly-traded bank holding company (2010 — 2018). Mr. Silberstein also previously served as a director of CAN Capital (formerly Capital Access Network, Inc.), a private non-bank alternative capital provider.

There is no family relationship between any of our NEOs or directors. There are no arrangements or understandings between any of our directors and any other person pursuant to which any of them was elected as a director, other than arrangements or understandings with the directors solely in their capacities as such.

18 – GLOBAL PAYMENTS INC. | 2019 Proxy Statement

Board and Corporate Governance

Board Leadership

Our board of directors is chaired by Mr. Jacobs, one of our independent directors. Our board believes that Mr. Jacobs’ service as Chairman enhances the independent oversight of management, while continuing to provide the decisive leadership necessary for an effective Chairman. From his 18-year tenure as a member of our board and 16-year tenure as either Chairman of the board or lead director, Mr. Jacobs has acquired a deep knowledge of our history and culture as well as the issues, opportunities and challenges facing our business. As a result, our board believes that Mr. Jacobs is well-positioned to ensure that the board’s time and attention is focused on the most critical matters. Our Corporate Governance Guidelines do not express a formal policy on whether the same person should serve as the Chairman of the board and the Chief Executive Officer. Although our Chairman of the board is an independent director, if in the future a non-independent director serves as Chairman of the board, the board will appoint a lead director to fulfill many of the responsibilities of the Chairman listed below.

Chairman of the Board Duties

✓	Presides at all meetings of the board (including all executive sessions);

✓	Serves as the liaison between the Chief Executive Officer and the independent and non-employee directors;

✓	Establishes the agenda and presides at executive sessions of the independent and non-employee directors;

✓	Generally approves information provided to the board, board meeting agendas and meeting schedules to ensure there is sufficient time for discussion of all agenda items; and

✓

In conjunction with the Compensation Committee, reviews and approves corporate goals and objectives relevant to the Chief Executive Officer’s compensation, evaluates the Chief Executive Officer’s performance in light of those goals and objectives, determines and approves the Chief Executive Officer’s compensation based upon such evaluation, and communicates with the Chief Executive Officer regarding the foregoing.

Board Independence

At least a majority of our directors, and all of the members of our Audit Committee, Compensation Committee and Governance and Nominating Committee, must be “independent” based on the listing standards of the New York Stock Exchange, or the NYSE. Each year, our board of directors reviews the independence of our directors and considers, among other things, relationships and transactions during the past three years between each director or any member of his or her immediate family, on the one hand, and our Company and our subsidiaries and affiliates, on the other hand.

The purpose of the review is to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent as defined under the NYSE listing standards.

The NYSE listing standards provide that to qualify as an “independent” director, in addition to satisfying certain bright-line criteria, our board of directors must affirmatively determine that a director has no material relationship with our Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with our Company). Additional independence requirements established by the SEC and the NYSE apply to members of the Audit Committee and the Compensation Committee.

Using these standards for determining the independence of its members, the board determined that the following directors are independent:

William I Jacobs	Alan M. Silberstein
John G. Bruno	Ruth Ann Marshall
William B. Plummer	John M. Partridge

In addition, each member of the Audit Committee, the Compensation Committee and the Governance and Nominating Committee is independent.

GLOBAL PAYMENTS INC. | 2019 Proxy Statement  – 19

Board Membership Criteria

Our board currently consists of nine directors divided into three equal classes, who each serve a three-year term.

The Governance and Nominating Committee believes that diversity is an important factor in determining the composition of the board and considers it in making nominee recommendations, although it does not have a formal diversity policy. The Governance and Nominating Committee considers candidates for director who are recommended by other members of the board of directors and by management, as well as those identified by any outside consultants who are periodically retained by the committee to assist in identifying possible candidates. The committee will evaluate potential nominees for open board positions suggested by shareholders in accordance with our policies for shareholder proposals and on the same basis as all other potential nominees. See “Questions and Answers About Our Annual Meeting and this Proxy Statement — May I Propose Actions for Consideration at Next Year’s Annual Shareholder Meeting?” for additional information about our policies for shareholder proposals.

Key factors the Governance and Nominating Committee considers when determining whether to appoint directors include:

•    Experience — Particular skills and leadership experience that are relevant to the Company’s strategic vision

•    Diversity — Diversity of background, race, gender, qualifications, attributes and skills

•    Age and Tenure — The age and board tenure of each incumbent director

•    Board Size — The committee periodically evaluates whether a larger or smaller board would be preferable, depending on the board’s needs and the availability of qualified candidates

•    Board Independence — Independence of candidates for director nominees, including the appearance of any conflict in serving as a director

•    Board Contribution — Integrity, business judgment and commitment

20 – GLOBAL PAYMENTS INC. | 2019 Proxy Statement

The board has identified the following key qualifications and experience that are important to be represented on our board as a whole in light of our current business strategy and expected needs. The charts below indicate how these qualifications are represented on our board based on information provided by our directors. Information regarding each director’s skills and qualifications can be found within their individual biographies on pages 14-18.

indicates board representation of the qualification

Board Refreshment

We periodically review our board’s composition to ensure that we continue to have the right mix of skills, background and tenure. The board currently believes that an appropriate size is seven to twelve members, allowing, however, for changing circumstances that may warrant a higher or a lower number. The Governance and Nominating Committee considers director candidates suggested by members of the committee, other directors, shareholders and management, and has engaged the services of third party firms to assist in identifying and evaluating director candidates.

GLOBAL PAYMENTS INC. | 2019 Proxy Statement  – 21

As a result of healthy refreshment over recent years, as of the date of this proxy statement, 50% of our non-employee board members have joined the board in the last five years, and 38% joined the board in the last three years. The background and skills of these directors contribute meaningfully to the Company’s strategy for future growth and long-term value creation.

In addition, we amended our bylaws in May 2017 to permit a shareholder (or a group of up to 20 shareholders) who has owned at least 3% of our stock continuously for at least three years to submit director nominees for the greater of two individuals or 20% of the board for inclusion in our proxy statement if the shareholder(s) and nominee(s) meet the requirements of the bylaws.

The board also believes that directors develop an understanding of the Company and an ability to work effectively as a group over time that provides substantial value, and therefore a significant degree of continuity year-over-year is beneficial to shareholders and generally should be expected.

The current tenure, independence and diversity composition of our board is as follows:

Board and Committee Membership — Director Attendance at Meetings

Our full board of directors met five times during 2018. All of our directors attended at least 75% of the meetings of the board during 2018, including meetings of the committees of which they were members. Pursuant to our Corporate Governance Guidelines, all of our directors are expected to attend the annual meeting of shareholders, and all of our directors attended the 2018 annual meeting.

Our board of directors has established five standing committees, which include the Audit Committee, the Compensation Committee, the Governance and Nominating Committee, the Risk Oversight Committee and the Technology Committee, all of which are comprised exclusively of non-employee directors. The Audit Committee, the Compensation Committee, and the Governance and Nominating Committee are comprised exclusively of independent non-employee directors.

22 – GLOBAL PAYMENTS INC. | 2019 Proxy Statement

Our board has adopted written charters for each of these committees. Each committee charter and our corporate governance guidelines are available in the investor relations section of our website, www.globalpaymentsinc.com. The following table summarizes the primary responsibilities of the committees:

Committee	Primary Responsibilities
Audit

The Audit Committee helps ensure (i) the integrity of our financial statements, (ii) our compliance with certain legal and regulatory requirements; (iii) the qualifications and independence of our independent auditor, (iv) the performance of our internal audit function and independent auditor; and (v) the effectiveness of our disclosure controls and procedures and internal control over financial reporting. In addition, the Audit Committee is responsible for reviewing and approving or ratifying all related-party transactions that would require disclosure under applicable legal requirements. The Audit Committee also prepares a report that is included in this proxy statement.

Compensation

The Compensation Committee reviews levels of compensation, benefits and performance criteria for our NEOs and administers our equity compensation plans for our NEOs and other employees. The Compensation Committee also considers our compensation programs from a risk perspective, conducting reviews and risk assessments of our compensation policies and practices and monitoring its compensation consultants, including their independence. The Compensation Committee also oversees and recommends to the full board for approval our management succession plan. See “Board and Corporate Governance — Board Oversight of Risk Management” on page 25 for additional information about the Compensation Committee’s responsibilities relating to risk management.

Governance and Nominating

The Governance and Nominating Committee is responsible for (i) developing and recommending to the board of directors a set of corporate governance principles, (ii) evaluating and making recommendations regarding the structure of the board and its committees and (iii) identifying, discussing and proposing nominees (including incumbent directors) for open seats on the board of directors, based primarily on the criteria described under “Board and Corporate Governance — Board Membership Criteria” on page 20. The Governance and Nominating Committee is also responsible for annually reviewing each director’s independence and periodically reviewing and assessing director compensation. See “Board and Corporate Governance — Board Oversight of Risk Management” on page 25 for additional information about the Governance and Nominating Committee’s responsibilities relating to risk management.

Risk Oversight

The Risk Oversight Committee oversees the identification, assessment and management of the key risks facing our Company, which it carries out primarily through its oversight of our enterprise risk management program, as further described below under “Board and Corporate Governance — Board Oversight of Risk Management.” In addition, the Risk Oversight Committee oversees our business continuity, disaster recovery and pandemic plans, our insurance program and our vendor management program and serves as a liaison between the full board and management with respect to these matters.

Technology

The Technology Committee provides board-level oversight with regard to our technology and information security practices and cyber risk profile, and serves as a liaison between our board of directors and management with regard to such matters. The Technology Committee reviews all of our key initiatives and practices relating to technology, information security and cyber-security, recommends approval to the board of significant policies, monitors our compliance with regulatory requirements and industry standards and provides guidance with regard to strategic direction. The Technology Committee helps to ensure that our strategic goals are aligned with our technology strategy and infrastructure and to ensure that we receive adequate support from our internal technology and information security providers. See “Board and Corporate Governance — Board Oversight of Risk Management” on page 25 for additional information.

GLOBAL PAYMENTS INC. | 2019 Proxy Statement  – 23

The following table provides information about current committee membership and number of meetings held during 2018:

	Audit Committee	Compensation Committee	Governance & Nominating Committee	Risk Oversight Committee	Technology Committee

Robert H.B. Baldwin, Jr.

John G. Bruno*

Mitchell L. Hollin

William I Jacobs*

Ruth Ann Marshall*

John M. Partridge*

William B. Plummer*

Alan M. Silberstein*

Jeffrey S. Sloan
2018 Meetings	6	4	3	4	4

                                              Chair             Member          Financial Expert(1)

*	Independent director.

[1]	The term “financial expert” refers to an “audit committee financial expert,” as that term is defined under SEC rules.

24 – GLOBAL PAYMENTS INC. | 2019 Proxy Statement

Board Oversight of Risk Management

Our board of directors views the oversight of risk management as one of its key functions, regularly engaging with management to maintain a risk-aware culture where risk management is deeply and pervasively embedded in all of our activities worldwide. Through its oversight of our enterprise risk management program, our board takes a multi-layered approach to this oversight role. The full board engages directly with management to set high level policy. At least annually, the board discusses with management the appropriate level of risk relative to our strategy and objectives and reviews with management our existing risk management processes and their effectiveness. In addition, the board receives periodic reports on risk management activities from each committee chair while relying on each of its five standing committees to provide more in-depth oversight of specific key risk exposures.

The Board’s Role in Risk Oversight

Our board has delegated to the Risk Oversight Committee the responsibility to directly oversee our enterprise risk management program. Specifically, subject to oversight by the full board of directors, the Risk Oversight Committee is responsible for overseeing the process for identifying, assessing and managing the key risks our Company faces, receiving recommendations from management with respect to such risks, and making recommendations to the full board of directors. The committee’s responsibilities related to oversight of the enterprise risk management program are process-oriented, meaning the committee takes steps to ensure that an effective process is in place to identify and manage key risk exposures, develop a risk mitigation plan and ensure proper reporting on compliance with such plan.

Under the direction of the Risk Oversight Committee, we established a management risk committee comprised primarily of executive management that is responsible for identifying, assessing, prioritizing and developing action plans to mitigate key risks. The management risk committee reports to the full board or appropriate board committee periodically and more frequently as needed.

Risk oversight responsibilities related to the substance of each identified key risk exposure, such as the application of the board’s risk tolerance in a particular area, are in some cases carried out by the full board without any delegation to a committee. For example, the full board directly oversees our risk management

GLOBAL PAYMENTS INC. | 2019 Proxy Statement  – 25

activities with respect to risks associated with our strategic direction. More frequently, oversight of defined risk exposures is carried out by the board committee with the most relevant subject-matter expertise. In these cases, the relevant board committee carries out these responsibilities utilizing the process established by the Risk Oversight Committee, with reporting obligations to the full board. Our board has delegated risk oversight responsibilities for certain key risk exposures to its committees as follows:

•	Audit Committee. The Audit Committee oversees our risk management activities with respect to our financial reporting and disclosure obligations as well as our financial management and liquidity risks.

•

Compensation Committee.    The Compensation Committee oversees our risk management activities with respect to our compensation policies and practices for our NEOs and all other employees, specifically to ensure that our policies and practices promote appropriate approaches to risk management. The Compensation Committee also oversees and recommends to the full board for approval our management succession plan.

•

Governance and Nominating Committee.    The Governance and Nominating Committee oversees our risk management activities with respect to our corporate governance structure at the board and senior management level. At the board level, functions of the Governance and Nominating Committee are intended to ensure that our full board and its other committees continue to operate functionally and with an appropriate degree of independence from management. At the senior management level, the Governance and Nominating Committee promotes a risk-aware culture by, for example, periodically reviewing our employee business code of conduct and ethics.

•

Risk Oversight Committee.    In addition to the process-oriented risk management activities outlined above, the Risk Oversight Committee directly oversees our risk management activities with respect to enterprise risk management, business continuity and disaster recovery, regulatory and industry compliance, geopolitical risk and privacy.

•	Technology Committee. The Technology Committee oversees our risk management activities with respect to information security and cyber-security and our technological infrastructure.

The Board’s Role in Overseeing Cyber Risk

We employ multiple methods and technologies to secure the Company’s computing environment and ensure the confidentiality, integrity and availability of our information assets. As noted above, technology and cyber-security qualifications and experience is one of the key factors that our Governance and Nominating Committee considers in its assessment of the board membership criteria.

Our board has delegated to the Technology Committee the responsibility to oversee the Company’s Information Security Program and cyber-security risk. Specifically, subject to oversight by the full board of directors, the Technology Committee periodically receives reports from the Company’s Chief Information Security Officer, or CISO, on the Company’s cyber risk profile and information security initiatives. The Company’s Information Security Program is administered by the CISO, who maintains a direct reporting line to both the Technology Committee and the board. At least annually, the Technology Committee receives a formal, enterprise-wide information technology and cyber-security risk assessment and reviews and recommends the Company’s information security program supporting policies to the full board for evaluation and approval. The Technology Committee regularly reviews and discusses the Company’s technology strategy with the Chief Information Officer and recommends the Company’s technology strategic plan to the full board for evaluation and approval.

In addition, the board and the Risk Committee regularly receive information about these topics from the Chair of the Technology Committee, the CISO and management and are apprised directly of incidents exceeding certain risk tolerances.

26 – GLOBAL PAYMENTS INC. | 2019 Proxy Statement

Evaluation of Board and Committee Effectiveness

Each year, our board and its committees conduct self-evaluations to ensure they are performing effectively and to identify opportunities to improve board and committee performance. The written self-assessment is conducted under the oversight of the Governance and Nominating Committee. Anonymous evaluation responses are reviewed and assessed during board and committee executive sessions and where appropriate, addressed with management. As part of the board’s self-assessment process, directors consider various topics related to board composition, structure, effectiveness and responsibilities, as well as the overall mix of director skills, experience, diversity and backgrounds.

Shareholder Outreach

The Company values the input and insights of its shareholders and is committed to continued engagement on a wide variety of topics that are important to investors. Our senior management, including our Chief Executive Officer and Chief Financial Officer, routinely provide information to and receive feedback from our investors in a wide variety of formats, including in our quarterly SEC filings, quarterly earnings conference calls, our Annual Report and proxy statement, regular investor conferences and road-shows, and meetings with individual investors. We have a staff of professionals in our Investor Relations department who are dedicated full time to respond to questions from shareholders and other investors about the Company and its performance.

We hosted our 2018 investor day on March 1, 2018, which provided an opportunity for shareholders and analysts to hear directly from management on the Company’s long-term strategy and ask questions of the management team. In 2018, we again engaged directly across the spectrum of our active shareholder base on the Company’s performance, operations and strategic direction.

In 2017, after thoughtful discussions with shareholders and considering the viewpoints of governance experts and advisors, we adopted a bylaw allowing shareholders to nominate directors and to have such nominees included in the proxy statement. Consistent with market practice and many other S&P 500 companies, our bylaws now permit a shareholder or a group of up to twenty shareholders owning three percent or more of the Company’s voting stock continuously for at least three years to nominate and include in the Company’s proxy materials for an annual meeting of shareholders director candidates constituting up to the greater of two directors or 20% of the board; provided that the shareholder (or group) and each nominee satisfy the requirements for proxy access as specified in the bylaws. We believe these parameters balance the benefit to our shareholders with the challenges related to possible proxy contests, turnover in board seats and the challenges of integrating new qualified directors.

Director Compensation

Our non-employee director compensation plan is designed to attract, retain and compensate highly-qualified directors by providing them with competitive compensation and an equity interest in our Company to align their interests with those of our shareholders. In lieu of per-meeting fees, we pay our non-employee directors annual cash and stock retainers, which are payable in advance on the first business day after each annual meeting of shareholders (prorated for partial periods for new directors). We do not pay additional compensation to directors who are also our employees for their service as a director.

Our Governance and Nominating Committee periodically reviews our non-employee director compensation plan and makes recommendations as necessary to our full board of directors. The annual cash and stock retainers we pay our non-employee directors are as set forth below:

Director	Annual Basic Cash Retainer	Annual Supplemental Cash Retainer	Annual Stock Retainer

Non-Employee Chairman(1)	$100,000	$95,000	$195,000

Lead Director(2)	$100,000	$65,000	$195,000

Chair of Audit Committee	$100,000	$22,500	$155,000

Chair of Compensation Committee	$100,000	$20,000	$155,000

Chair of Other Committees	$100,000	$17,500	$155,000

All Other Non-Employee Directors	$100,000	N/A	$155,000

GLOBAL PAYMENTS INC. | 2019 Proxy Statement  – 27

(1)

These retainers are payable only if the Chairman of the board is a non-employee director. Mr. Jacobs, our Chairman of the board, is a non-employee director and, therefore, receives these retainers. See “Board and Corporate Governance — Board Leadership” beginning on page 19.

(2)

Our board will appoint a lead director only if the Chairman of the board is an employee of the Company. Since our Chairman of the board is a non-employee, our board has not appointed a lead director and these retainers are not applicable. See “Board and Corporate Governance — Board Leadership” beginning on page 19.

The number of fully-vested shares of our common stock granted as the annual stock retainer is based on the market price of our common stock on the grant date. As a result, on April 30, 2018, Mr. Jacobs received 1,725 shares of common stock, and each of the other non-employee directors received 1,372 shares of common stock. Directors are also reimbursed for their out-of-pocket expenses incurred in connection with attendance at board and committee meetings.

All of the non-employee directors are eligible to participate in our Non-Qualified Deferred Compensation Plan described under “Board and Corporate Governance — Director Compensation — Non-Qualified Deferred Compensation Plan” below. During 2018, only Ms. Marshall and Mr. Silberstein participated, and they did not receive any interest on deferred compensation at an above-market rate of interest.

2018 Director Compensation Table

The following table summarizes the compensation of our non-employee directors during 2018.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)

Robert H.B. Baldwin, Jr.(3)	$109,110	$155,000	$264,110

John G. Bruno(4)	$118,801	$155,000	$273,801

Mitchell L. Hollin	$120,000	$155,000	$275,000

William I Jacobs	$195,000	$195,000	$390,000

Ruth Ann Marshall	$117,500	$155,000	$272,500

John M. Partridge	$100,000	$155,000	$255,000

William B. Plummer	$122,500	$155,000	$277,500

Alan M. Silberstein	$117,500	$155,000	$272,500

(1)

Represents basic and supplemental cash retainers earned during 2018. All annual cash retainers are payable in advance on the first business day after each annual meeting of shareholders (prorated for partial periods for new directors and new committee chair appointments) and are considered fully earned when paid.

(2)

Represents the aggregate grant date fair value of awards of stock granted on April 30, 2018, all of which were fully-vested on the grant date, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation, or FASB ASC Topic 718. The amount shown in this column is based on the closing price of our common stock on the grant date. None of our non-employee directors had any unvested stock awards outstanding as of December 31, 2018. The following table reflects the stock options for each non-employee director that were outstanding as of December 31, 2018.

28 – GLOBAL PAYMENTS INC. | 2019 Proxy Statement

Non-Employee Directors	Options Outstanding as of December 31, 2018

Robert H.B. Baldwin, Jr.	—

John G. Bruno	—

Mitchell L. Hollin	—

William I Jacobs	18,204

Ruth Ann Marshall	18,204

John M. Partridge	—

William B. Plummer	—

Alan M. Silberstein	18,204

(3)

Mr. Baldwin received additional fees in connection with becoming the Chair of the Technology Committee in October 2018, prorated for the time he served in such position during the twelve months ending on the date of the 2019 shareholder meeting.

(4)

Mr. Bruno received additional fees in connection with becoming the Chair of the Compensation Committee in October 2018, prorated for the time he served in such position during the twelve months ending on the date of the 2019 shareholder meeting.

Non-Qualified Deferred Compensation Plan

The non-employee directors are eligible to participate in our non-qualified deferred compensation plan, or the deferred compensation plan. Ms. Marshall and Mr. Silberstein are the only two directors who participated in the deferred compensation plan during 2018. Pursuant to the deferred compensation plan, non-employee directors are permitted to elect to defer up to 100% of their annual cash retainer. Participant accounts are credited with earnings based on the participant’s investment allocation among a menu of investment options selected by the deferred compensation plan administrator. Participants are 100% vested in the participant deferrals and related earnings. We do not make contributions to the deferred compensation plan and do not guarantee any return on participant account balances. Participants may allocate their plan accounts into sub-accounts that are payable upon separation from service or on designated specified dates. Except in the case of death or disability, participants may elect in advance to have their various account balances pay out in a single lump sum or in installments over a period of two to ten years. In the event a participant separates from service by reason of death or disability, the participant or his or her designated beneficiary will receive the undistributed portion of his or her account balances in a lump-sum payment. Subject to approval by the deferred compensation plan administrator, in the event of an unforeseen financial emergency beyond the participant’s control, a participant may request a withdrawal from an account up to the amount necessary to satisfy the emergency (provided the participant does not have the financial resources to otherwise meet the hardship).

Target Stock Ownership Guidelines

Our board of directors has implemented stock ownership guidelines for our directors in order to foster equity ownership and align the interests of our directors with our shareholders. Within five years of becoming a director, each director is expected to beneficially own a number of shares of our common stock at least equal in value to 500% of the director’s annual cash retainer.

Contacting Our Board of Directors

Any interested party may contact any individual director, our non-employee or independent directors as a group, or all of our directors by directing such communications to the applicable directors in care of the Corporate Secretary at our address at 3550 Lenox Road, Suite 3000, Atlanta, Georgia 30326. Any correspondence received by the Corporate Secretary in accordance with the foregoing will be forwarded to the applicable director or directors.

GLOBAL PAYMENTS INC. | 2019 Proxy Statement  – 29

Common Stock Ownership

Common Stock Ownership by Management

The following table sets forth information as of February 14, 2019 with respect to the beneficial ownership of our common stock by (i) each of our directors, (ii) each of our NEOs, and (iii) the 12 persons, as a group, who were directors or NEOs of our Company on February 14, 2019.

Name and Address of Beneficial Owner(1)	Shares Beneficially Owned(2)		Shares Issuable Upon Exercise of Stock Options(3)	Total	Percentage of Class

Named Executive Officers:

Jeffrey S. Sloan	468,173	(4)	288,383	756,556	*

Cameron M. Bready	121,834		41,441	163,275	*

Guido F. Sacchi	49,295		18,930	68,225	*

David L. Green	58,688		39,997	98,685	*

Non-Employee Director and Director Nominees:

William I Jacobs	32,200		18,204	50,404	*

Robert H.B. Baldwin, Jr.	79,755	(5)	—	79,755	*

John G. Bruno	11,464		—	11,464	*

Mitchell L. Hollin	35,363		—	35,363	*

Ruth Ann Marshall	37,457		18,204	55,661	*

John M. Partridge	14,156		—	14,156	*

William B. Plummer	3,494		—	3,494	*

Alan M. Silberstein	40,769		18,204	58,973	*

All Directors and Executive Officers as a Group	952,648		443,363	1,396,011	*

*	Less than one percent.

(1)	The address of each of the directors and officers listed is c/o Global Payments Inc., 3550 Lenox Road, Atlanta, Georgia 30326.

(2)

Includes the number of shares of common stock the person “beneficially owns,” as determined by SEC rules, other than shares issuable upon the exercise of options that are currently vested or that will vest within 60 days of February 14, 2019. Unless otherwise indicated, each person listed in the table possesses sole voting and investment power with respect to the common shares reported in this column to be owned by such person.

(3)	Includes the number of shares that the person had a right to acquire as of, or within 60 days after, February 14, 2019 through the exercise of stock options.

(4)	Includes 11,960 shares held by a grantor retained annuity trust, of which Mr. Sloan disclaims beneficial ownership except to the extent of his pecuniary interest.

(5)	Includes 8,856 shares held by the Robert H.B. Baldwin, Jr. Trust U/A/D June 30, 2004, of which Mr. Baldwin disclaims beneficial ownership except to the extent of his pecuniary interest.

30 – GLOBAL PAYMENTS INC. | 2019 Proxy Statement

Common Stock Ownership by Non-Management Shareholders

The following table sets forth information as of February 14, 2019 with respect to the only persons who are known by us, based exclusively on such persons’ filings with the SEC under Sections 13(d) and 13(g) of the Exchange Act, to be the beneficial owners of more than 5% of the outstanding shares of our common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Shares(1)
BlackRock, Inc.(2)	10,625,044	6.7%
Wellington Management Group LLP(3)	12,077,666	7.6%
T. Rowe Price Associates, Inc.(4)	16,276,698	10.2%
The Vanguard Group(5)	16,847,196	10.6%

(1)	Percentages calculated based on number of shares outstanding as of February 14, 2019.

(2)

This information is contained in a Schedule 13G/A filed by Blackrock, Inc. with the SEC on February 4, 2019. Blackrock, Inc. reported sole dispositive power of all shares listed above and sole voting power of 9,445,507 of the shares listed above. The address of Blackrock, Inc. is 40 East 52nd Street, New York, NY 10022.

(3)

This information is contained in a Schedule 13G/A filed by Wellington Management Group LLP with the SEC on February 12, 2019. Wellington Management Group LLP reported shared dispositive power of all shares listed above and shared voting power for 8,440,558 of the shares listed above. The address of Wellington Management Group LLP is c/o Wellington Management Company LLP, 280 Congress Street, Boston, Massachusetts.

(4)

This information is contained in a Schedule 13G/A filed by T. Rowe Price Associates, Inc. with the SEC on February 14, 2019. T. Rowe Price Associates, Inc. reported sole dispositive power for all shares listed above and sole voting power for 5,867,656 shares. The address of T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, MD 21202.

(5)

This information is contained in a Schedule 13G/A filed by The Vanguard Group with the SEC on February 11, 2019. The Vanguard Group reported sole dispositive power for 16,617,595 shares, shared dispositive power for 229,601 shares, sole voting power for 195,331 shares, and shared voting power for 39,686 shares. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

GLOBAL PAYMENTS INC. | 2019 Proxy Statement  – 31

Biographical Information About Our Named Executive Officers

Biographical and other information about each of our current NEOs is set forth below, except for Mr. Sloan, our Chief Executive Officer, whose biographical information is provided above under “Other Directors” beginning on page 16.

Name	Age	Current Position	Position with Global Payments and Other Principal Business Affiliations
Cameron M. Bready	47	Senior Executive Vice President and Chief Financial Officer

Senior Executive Vice President and Chief Financial Officer (since March 2017); Executive Vice President and Chief Financial Officer (June 2014-February 2017); Executive Vice President and Chief Financial Officer, ITC Holdings Corp., or ITC, a publicly-traded independent electric transmission company (February 2012 — June 2014); Executive Vice President, Treasurer and Chief Financial Officer, ITC (January 2011 — February 2012); Senior Vice President, Treasurer and Chief Financial Officer, ITC (2009 — January 2011).

Dr. Guido F. Sacchi	55	Senior Executive Vice President and Chief Information Officer

Senior Executive Vice President and Chief Information Officer (since March 2019); Executive Vice President and Chief Information Officer of the Company (August 2013 — March 2019); Chief Information Officer of the Company (June 2011 — August 2013); Managing Director, Digital Commerce, Slalom, LLC d/b/a Slalom Consulting, a consulting firm (April 2010 — May 2011); Chief Executive Officer, Moneta Corp., a consumer online payments company (2008 — 2010).

David L. Green	51	Executive Vice President, General Counsel and Corporate Secretary

Executive Vice President, General Counsel and Corporate Secretary (since November 2013); Senior Vice President and Division General Counsel of the Company (November 2011 — November 2013); Vice President and Division General Counsel of the Company (2007 — November 2011).

There are no arrangements or understandings between any of our NEOs and any other person pursuant to which any of them was appointed an officer, other than arrangements or understandings with our officers acting solely in their capacities as such.

Codes of Conduct and Ethics

The Company has adopted a Code of Ethics for Senior Financial Officers that is applicable to the Chief Executive Officer and the Chief Financial Officer, and an Employee Code of Conduct and Ethics that is applicable to all employees. The codes deter wrongdoing and promote honest and ethical conduct, compliance with laws, rules and regulations and internal reporting of possible legal or ethics violations. In addition, the Company has adopted a Code of Conduct and Ethics applicable to directors. The Code of Ethics for Senior Financial Officers, the Employees Code of Conduct and Ethics and the Director Code of Conduct and Ethics are available on the Company’s website at: https://investors.globalpaymentsinc.com/corporate-governance.

32 – GLOBAL PAYMENTS INC. | 2019 Proxy Statement

Proposal Two: Advisory Vote to Approve the 2018 Compensation of Our Named Executive Officers

In accordance with Section 14A of the Exchange Act, our board of directors is asking shareholders to approve an advisory resolution on executive compensation. The advisory vote is a non-binding vote to approve the compensation of our NEOs in 2018. The vote, which is known as a “say-on-pay” vote, is intended to give our shareholders the opportunity to express their views on our NEOs’ compensation. The vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this proxy statement. At last year’s annual meeting of shareholders, approximately 98% of the votes cast were cast in support of the compensation of our NEOs. The text of the resolution is as follows:

Resolved, that the Company’s shareholders APPROVE, on an advisory basis, the compensation of the Company’s NEOs as disclosed in this proxy statement, including the Compensation Discussion and Analysis, the summary compensation table and related compensation tables and narrative discussion.

We urge you to read the Compensation Discussion and Analysis in this proxy statement, which discusses how our compensation policies and procedures implement our compensation philosophy. You should also read the summary compensation table and other related compensation tables and narrative disclosure which provide additional details about the compensation of our NEOs in 2018. We have designed our compensation and benefits program and philosophy to attract, retain and motivate talented, qualified and committed executive officers who share our philosophy and desire to work toward our goals. We believe that for 2018, our executive compensation program aligned individual compensation with the short-term and long-term performance of our Company in ways such as the following:

•	Pay opportunities were appropriate to the size of our Company when compared to peer companies.

•	Our compensation program was heavily performance-based, using multiple measures for short-term incentives.

•	Performance metrics under our short-term incentive plan are adjusted to reflect acquisitions that we make during the year.

•	Long-term incentives were linked to shareholder value through performance units, stock options and time-based restricted stock that change in value as share price fluctuates.

•	Performance units will result in an either increased or decreased payout multiple based on our total shareholder return performance rank relative to the S&P 500 index.

•	Perquisites are a minor part of our compensation program.

•	Excise tax gross-ups are not provided to any of our NEOs.

•	Our insider trading policy prohibits directors and employees from engaging in any transaction in which they profit if the value of our common stock falls.

•

Pursuant to our clawback policy, we may recoup the value of any annual or long-term incentive awards provided to any NEOs in the event that our financial statements are restated due to material noncompliance with any financial reporting requirement.

•	Change-in-control severance provisions in employment agreements are double trigger.

•	The Compensation Committee engages independent compensation consultants.

•	The Compensation Committee certifies performance results for purposes of executive compensation.

•	We do not re-price or backdate stock options or issue discounted stock options.

•	We do not pay dividend equivalent rights with respect to restricted stock units.

GLOBAL PAYMENTS INC. | 2019 Proxy Statement  – 33

The vote regarding the compensation of the NEOs described in this Proposal No. 2 is advisory, and therefore, is not binding on us or our board. Although non-binding, our board values the opinions that shareholders express in their votes and will review the voting results and take them into consideration as it deems appropriate when making future decisions regarding our executive compensation programs. Our board of directors has adopted a policy providing for an annual say-on-pay vote. Unless our board of directors modifies this policy, the next say-on-pay vote will be held at our next annual shareholder meeting in 2020.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE

“FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE 2018 COMPENSATION OF OUR

NEOs, AS DISCLOSED IN THIS PROXY STATEMENT.

34 – GLOBAL PAYMENTS INC. | 2019 Proxy Statement

Compensation Discussion and Analysis

2018 Performance Highlights

We experienced strong business and financial performance around the world during the year ended December 31, 2018. Highlights related to our financial condition and results of operations as of December 31, 2018 and for the year then ended include the following:

•

Consolidated revenues were $3,366.4 million and $3,975.2 million for the years ended December 31, 2018 and 2017, respectively. Consolidated revenues without the effect of ASC 606, the new revenue accounting standard effective for the Company as of January 1, 2018, increased by 12.6% to $4.475.6 million for the year ended December 31, 2018 compared to $3,975.2 million for 2017.

•

Consolidated operating income was $737.1 million for the year ended December 31, 2018 compared to $558.9 million for 2017. Our operating margin for the year ended December 31, 2018 was 21.9%. Without the effect of the new revenue accounting standard, our operating margin for the year ended December 31, 2018 was 15.6% compared to 14.1% for 2017.

•

Net income attributable to Global Payments was $452.1 million for the year ended December 31, 2018 compared to $468.4 million for 2017, and diluted earnings per share was $2.84 for the year ended December 31, 2018 compared to $3.01 for 2017.

•

Over the 12-month period from January 1, 2018 through December 31, 2018, our stock price increased by 3.6%, compared to a decline of approximately 7.1% in the S&P 500 index. Our stock price from January 1, 2014 through December 31, 2018 relative to the performance of our peer group and the S&P 500 index, which we joined in April 2016, is shown in the graph below.

The following graph compares the cumulative shareholder returns of $100 invested in the S&P 500 Index, our Company and the average of our performance peer group from January 1, 2014 through December 31, 2018, assuming reinvestment of dividends.

The graph excludes peer group performance for PayPal, Inc. and First Data Corp., because these companies were not publicly traded for the full period presented above.

GLOBAL PAYMENTS INC. | 2019 Proxy Statement  – 35

Named Executive Officer Compensation Design, Elements and Pay Mix

The following charts show the mix of total target compensation in 2018 (excluding the restricted stock awards granted in June 2018) for our Chief Executive Officer and the average of all the other NEOs (excluding David Mangum, our former President and Chief Operating Officer who, as of August 27, 2018, no longer served in this position and subsequently left the Company, effective September 15, 2018), as well as the portion of compensation that is subject to forfeiture (“at risk”) or performance-based.

CEO TOTAL TARGET COMPENSATION	OTHER NEOs TOTAL TARGET COMPENSATION

Our compensation program is aligned with short- and long-term Company performance and reflects best practices to ensure sound corporate governance. As illustrated above, with the exception of base salary and time-based restricted stock awards, all target compensation is performance-based. NEOs are also subject to stock ownership guidelines, and the securities they are required to hold under those guidelines will continue to fluctuate with our share price.

2018 Compensation Highlights

The short-term cash incentives awarded under our annual performance plan incent and reward our NEOs for achievement of short-term goals aligned with our 2018 operating plan. The long-term incentive plan incents and rewards our NEOs for achievement of long-term goals measured over a multi-year period. Together, these plans support our strategy of facilitating the adoption of, and transition to, card, electronic and digital-based payments by expanding our share in existing markets through our distribution channels, new products and services and acquisitions to improve our scale of offerings, while simultaneously seeking expansion into new markets through acquisitions around the world.

Short-Term Cash Incentives

The short-term cash incentives awarded under our annual performance plan are 100% based on achievement of Company performance goals, equally weighted among adjusted earnings per share, which we refer to as adjusted EPS, adjusted net revenue plus network fees and adjusted operating margin. For 2018, each of our NEOs earned 129% of his target under the annual performance plan. These performance goals are discussed below under “Compensation Discussion and Analysis — Short-Term Incentive Plan” beginning on page 40.

Long-Term Incentive Plan Awards

The Compensation Committee grants equity-based compensation to our NEOs to provide long-term incentives and align management and shareholder interests.

Performance Units.    Awards under our long-term incentive plan include performance-based restricted stock units, which we refer to as “performance units,” stock options and time-based restricted stock. For 2018, the Compensation Committee, after consultation with its independent compensation consultant, Frederick W. Cook & Co., or FWC, modified the design under which performance units are earned to enhance the alignment between executive rewards and long-term gains for the Company and its shareholders by tying the achievement of the NEOs’ compensation to both business objectives and shareholder return. Under the new design,

36 – GLOBAL PAYMENTS INC. | 2019 Proxy Statement

performance units are earned based on the achievement of an annual adjusted EPS growth target each year averaged over a three-year performance period, modified up or down by the Company’s total shareholder return performance rank relative to the S&P 500 index, or the TSR modifier, over the three-year performance period. The maximum possible payout is four times the target number of the performance units and the minimum payout is zero. To the extent earned, performance units convert into unrestricted shares after performance results for the three-year performance period are certified by the Compensation Committee.

Stock Options and Restricted Stock.    Stock options and restricted stock vest in equal installments on each of the first three anniversaries of the respective grant dates. The value of each of the long-term incentive awards changes as our share price changes, thereby aligning the interests of our NEOs with those of our shareholders. Awards under our long-term incentive plan for 2018 are discussed below under “Compensation Discussion and Analysis — Long-Term Incentive Plan” beginning on page 42.

Named Executive Officers

The following individuals are identified as NEOs pursuant to SEC rules for the purpose of describing our compensation for 2018:

•	Jeffrey S. Sloan, Chief Executive Officer;

•	David E. Mangum, Former President and Chief Operating Officer (as of August 27, 2018, Mr. Mangum no longer served in this position and subsequently left the Company, effective September 15, 2018);

•	Cameron M. Bready, Senior Executive Vice President and Chief Financial Officer;

•	Dr. Guido F. Sacchi, Senior Executive Vice President and Chief Information Officer; and

•	David L. Green, Executive Vice President, General Counsel and Corporate Secretary.

The discussion below explains the detailed information provided in the tables contained in this section and places that information within the context of our overall compensation program. See “Compensation of Named Executive Officers” below for a series of tables containing specific information about the compensation earned or paid to the NEOs.

How Compensation Decisions Are Made

Objectives of Compensation Policies

Our Compensation Committee designs and at least annually reviews our compensation program with a view to retaining and attracting executive leadership of a caliber and level of experience necessary to manage our complex, growth-oriented and global businesses. Our objective is to maintain a compensation program that will allow us to:

•	support the financial and business objectives of our organization;

•	attract, motivate and retain highly qualified executives;

•	create an environment where performance is expected and rewarded;

•	deliver an externally competitive and transparent total compensation structure; and

•	align the interests of our NEOs with our shareholders.

In order to achieve these results, our Compensation Committee believes our program must:

•	provide our NEOs with total compensation opportunities at levels that are competitive for comparable positions in a highly competitive industry;

•	provide variable, at-risk incentive award opportunities that are payable only if specific goals are achieved;

•	provide significant upside opportunities for outstanding performance;

•	align our NEOs’ interests with those of our shareholders by making stock-based incentives a core element of our NEOs’ compensation; and

GLOBAL PAYMENTS INC. | 2019 Proxy Statement  – 37

•	protect our competitive position by prohibiting our NEOs from competing with our Company for a specified period of time following termination of employment.

Our Compensation Committee also considers and assesses potential risk and risk mitigation factors in our compensation program. For 2018, our Compensation Committee concluded that our compensation practices are balanced, do not encourage excessive risk taking by our NEOs, and are not reasonably likely to have a material adverse effect on our Company.

Role of the Independent Compensation Consultant

Our Compensation Committee retained FWC as its independent compensation consultant. The Compensation Committee assessed the independence of FWC and whether its work raised any conflict of interest, taking into consideration the independence factors set forth in applicable SEC and NYSE rules, and determined that FWC is independent. FWC took guidance from and reported directly to the Compensation Committee. FWC advised the Compensation Committee on current and future trends and issues in executive compensation and on the competitiveness of the compensation structure and levels of our NEOs during 2018. At the request of the Compensation Committee and to provide context for the Compensation Committee’s compensation decisions made for 2018, FWC performed the following services:

•

Conducted a market review and analysis for our NEOs to determine whether their total targeted compensation opportunities were competitive with positions of a similar scope in similarly sized companies in similar industries;

•

Prepared tally sheets on our NEOs to allow the Compensation Committee to review the reasonableness of the total wealth accumulated during each executive’s tenure with our Company and to show the impact on our Company in the event of a termination of employment; and

•	Attended Compensation Committee meetings, as requested by the committee, to discuss these items.

All services performed for us by FWC during 2018 were related to executive and non-employee director compensation.

Market Data

Our Compensation Committee considers the compensation programs and practices and resulting NEO compensation opportunities and levels of selected other companies to assist it in setting our NEOs’ compensation to ensure that it remains competitive. For 2018, our peer group remained the same as the peer group selected in 2017. The companies in the peer group were chosen because (i) each company in the peer group is in the transaction processing or data services business; (ii) each company in the peer group is publicly traded; (iii) at the time the peer group was constructed, our revenues were near the median of the group as a whole; and (iv) we compete for talent with many of these companies.

For 2018, our peer group included the following companies:

•   Alliance Data Systems Corporation

•   Automatic Data Processing, Inc.

•   Broadridge Financial Solutions, Inc.

•   Equifax Inc.

•   Fidelity National Information Services, Inc.

•   First Data Corporation

•   Fiserv, Inc.

•   FleetCor Technologies, Inc.

• Gartner, Inc. • Paychex, Inc. • PayPal Holdings, Inc. • Total System Services, Inc. • Worldpay, Inc. • Sabre Corporation • Verisk Analytics, Inc. • The Western Union Company

In connection with the Compensation Committee setting the NEO compensation for 2018, FWC collected and analyzed comprehensive market data for the committee. FWC presented market figures representing competitive ranges for base salary, target short-term incentive opportunity, and long-term incentive opportunity.

38 – GLOBAL PAYMENTS INC. | 2019 Proxy Statement

Role of Named Executive Officers

In 2018, our Chief Executive Officer developed compensation recommendations for the NEOs based on market data supplied by FWC, our Company’s performance relative to goals approved by the Compensation Committee and other individual contributions to our performance. FWC examined market data from our peer group and analyzed compensation for comparable positions to our NEOs. The Compensation Committee considered the Chief Executive Officer’s recommendations, in conjunction with the counsel of FWC and the market data, in determining the compensation elements for these NEOs. In considering the FWC report, the Compensation Committee primarily considered and reviewed the median level of compensation within the peer group. In setting actual compensation levels for our NEOs, however, the Compensation Committee did not target any element of compensation at a particular percentile or percentile range of the peer group data. Rather, the Compensation Committee uses this information as one input in its decision-making process. The Compensation Committee determined all aspects of Mr. Sloan’s compensation as Chief Executive Officer in consultation with FWC. Mr. Sloan did not participate in the Compensation Committee’s determination of his compensation.

As of August 27, 2018, Mr. Mangum no longer served in his position as the Company’s President and Chief Operating Officer, and subsequently left the Company, effective September 15, 2018. See “Potential Payments upon Termination or Change in Control” on page 59 for a discussion of his separation arrangements.

Shareholder Say-on-Pay Vote for 2017 and Compensation Actions Taken

At last year’s annual meeting of shareholders, approximately 98% of the votes cast were cast in support of the compensation of our NEOs. The Compensation Committee considered this a positive result and concluded that the shareholders support the compensation paid to our NEOs and our overall pay practices. In light of this support, the Compensation Committee decided to retain the overall design of our executive compensation program, subject to, as described above, the restructuring of the design by which performance units are earned in order to enhance the alignment between executive rewards and long-term gains for the Company and its shareholders.

The Compensation Committee will continue to monitor best practices, future advisory votes on executive compensation and other shareholder feedback to guide it in evaluating our NEOs compensation program. The Compensation Committee invites our shareholders to communicate any concerns or opinions on executive pay directly to our board of directors. Please refer to “Board and Corporate Governance — Contacting Our Board of Directors” on page 29 for information about communicating with the board of directors.

Elements of Executive Compensation Program

The following executive pay at target levels was set by the Compensation Committee for 2018:

Name	Base Salary	% of Total	Target Short-Term Cash Incentive	% of Total	Target Long-Term Equity Incentives(1)	% of Total	Total
Jeffrey S. Sloan	$1,000,000	7%	$1,600,000	12%	$11,000,000	81%	$13,600,000
David E. Mangum*	$650,000	13%	$780,000	16%	$3,520,000	71%	$4,950,000
Cameron M. Bready	$585,000	15%	$585,000	15%	$2,750,000	70%	$3,920,000
Guido F. Sacchi	$500,000	19%	$475,000	18%	$1,650,000	63%	$2,625,000
David L. Green	$500,000	23%	$450,000	20%	$1,275,000	57%	$2,225,000

*	As of August 27, 2018, Mr. Mangum no longer served as our President and Chief Operating Officer, and subsequently left the Company effective September 15, 2018.

(1)

Total Long-Term Equity Incentives includes (i) performance units reflected at target; (ii) restricted stock awards, including the additional restricted stock awards granted to our NEOs in June 2018; and (iii) stock options.

The annual compensation program also includes other benefits, including limited perquisites and non-qualified deferred compensation plan.

GLOBAL PAYMENTS INC. | 2019 Proxy Statement  – 39

Base Salary

Base salary provides our NEOs with a level of compensation consistent with their responsibilities, experience and performance in relation to comparable positions in the marketplace. Base salary represented 7% of our Chief Executive Officer’s total compensation target and 18% of the total compensation target for our other NEOs (on an average basis). It is the one component of compensation that does not fluctuate with either our Company’s performance and/or the value of our stock. The Compensation Committee reviews the base salaries of our NEOs annually. After an evaluation by the Compensation Committee of the factors described above under “Compensation Discussion and Analysis — How Decisions Are Made — Market Data” on page 38, Messrs. Mangum, Bready and Green and Dr. Sacchi received increases in their base salaries for 2018 as compared to 2017.

The base salaries for our NEOs for 2018, compared to their base salaries in effect at the end of 2017, are set forth below:

Name	2018	2017	% Change
Jeffrey S. Sloan	$1,000,000	$1,000,000	—
David E. Mangum*	$650,000	$620,000	5%
Cameron M. Bready	$585,000	$565,000	4%
Guido F. Sacchi	$500,000	$485,000	3%
David L. Green	$500,000	$450,000	11%

The Compensation Committee considers adjustments to base salary for our NEOs on an annual basis and may do so more frequently upon a change in circumstances. The Compensation Committee determined to increase the salaries of Messrs. Mangum, Bready and Green and Dr. Sacchi for 2018 after considering, among other inputs, the market data on comparable positions from our peer group set forth in the FWC report, including but not limited to the median level of compensation for comparable positions, retention, internal equity, individual development and succession planning. The Compensation Committee also considered Mr. Sloan’s assessment of Messrs. Mangum, Bready and Green and Dr. Sacchi. The Compensation Committee does not use a specific formula for evaluating the individual performance of each NEO. The Compensation Committee makes each assessment taking into consideration the competitiveness of each NEO’s pay opportunity, the quality and effectiveness of each NEO’s leadership and their respective contribution to the Company’s financial and operational success, as well as the totality of the executive’s performance.

Short-Term Incentive Plan

Under our short-term incentive plan, we provide our NEOs with short-term incentive opportunities to motivate and reward them for the achievement of our defined business goals and objectives. Our short-term incentive plan provides an opportunity for NEOs to earn variable at-risk cash.

Target Bonus Opportunities

For 2018, after review of the market data, our Compensation Committee approved the following target bonus opportunities for each of the NEOs, expressed as a percentage of base salary:

	Target Bonus Opportunity	% of Base Salary
Jeffrey S. Sloan	$1,600,000	160%
David E. Mangum	$780,000	120%
Cameron M. Bready	$585,000	100%
Guido F. Sacchi	$475,000	95%
David. L. Green	$450,000	90%

In determining the target bonus opportunities for each NEO for 2018, the Compensation Committee considered the market data for bonus target opportunity and target total cash compensation opportunity for comparable

40 – GLOBAL PAYMENTS INC. | 2019 Proxy Statement

positions within our peer group, as reflected in the FWC report, the Compensation Committee’s general assessment of the Chief Executive Officer, and the Chief Executive Officer’s assessment and recommendations with respect to the other NEOs. The Compensation Committee does not use a specific formula for evaluating the individual performance of each NEO. The Compensation Committee makes each assessment taking into consideration the quality and effectiveness of each NEO’s leadership and their respective contribution to the Company’s financial and operational success, as well as the totality of the executive’s performance.

Performance Metrics

For 2018, the Compensation Committee allocated the target opportunity under the short-term incentive plan evenly among the following three performance metrics: adjusted EPS, adjusted net revenue plus network fees and adjusted operating margin, which are non-GAAP financial measures. See Appendix A to this proxy statement for a description of the calculation of these measures. We use these non-GAAP financial measures to set goals for and measure the performance of the business and to determine incentive compensation.

Because these performance metrics are calculated for the sole purpose of determining compensation, they may differ from similar non-GAAP financial measures reported elsewhere in Company filings. For each of these separately-calculated performance metrics, each NEO could earn from 0% to 200% of the target opportunity.

Degree of Performance Attainment	Adjusted EPS Weighted 33%	Adjusted Net Revenue Plus Network Fees Weighted 33%	Adjusted Operating Margin Weighted 33%	Total Opportunity
Maximum	200%	200%	200%	200%
Target	100%	100%	100%	100%
Threshold	50%	50%	50%	50%

The following table sets forth the range of goals for the performance measures for 2018, our actual performance results for such period and the resulting payouts.

Performance / Payout	Adjusted EPS	Adjusted Net Revenue Plus Network Fees (millions)	Adjusted Operating Margin
Performance thresholds:
Maximum	$5.52	$4,196	32.10%
Target	$5.02	$3,996	31.60%
Threshold	$4.52	$3,796	31.10%
Actual 2018 performance	$5.25	$3,995	31.80%
Actual payout	146%	100%	140%

Payouts for Short-Term Incentive Plan

The following table summarizes the final short-term incentive plan payouts for each NEO based on performance in 2018 for each performance metric and in total:

Name	Adjusted EPS	Adjusted Net Revenue Plus Network Fees	Adjusted Operating Margin	Total Payout	Payout
Jeffrey S. Sloan	$778,667	$533,333	$746,667	$2,058,667	129%
David E. Mangum*	$253,067	$173,333	$242,667	$669,067	129%
Cameron M. Bready	$284,700	$195,000	$273,000	$752,700	129%
Guido F. Sacchi	$231,167	$158,333	$221,667	$611,167	129%
David L. Green	$219,000	$150,000	$210,000	$579,000	129%

GLOBAL PAYMENTS INC. | 2019 Proxy Statement  – 41

*

Pursuant to his employment agreement, Mr. Mangum’s 2018 cash incentive bonus was prorated based on the number of full months of employment during 2018 prior to September 15, 2018, which was the last day of his employment with the Company. See “Potential Payments upon Termination or Change in Control” on page 59 for a discussion of his separation arrangements.

Long-Term Incentive Plan

Each year, we grant long-term incentive awards, which we refer to as LTIs, to our NEOs and other key employees throughout the Company. All LTI grants are made pursuant to our 2011 Amended and Restated Incentive Plan, or the 2011 Incentive Plan, which was last approved at our 2016 annual shareholders meeting. All grants of LTIs to our NEOs were approved by the Compensation Committee and are based on target values consistent with each NEO’s responsibilities, experience and performance relative to comparable positions in the marketplace. LTIs align the NEOs’ interests with those of the shareholders by linking their compensation to our share price.

In determining the LTI awards for each NEO, the Compensation Committee considered the market data for LTI awards and target total direct compensation opportunities for comparable positions within our peer group, as reflected in the FWC report, the Compensation Committee’s general assessment of the Chief Executive Officer, and the Chief Executive Officer’s assessment and recommendations with respect to the other NEOs. The Compensation Committee does not use a specific formula for evaluating the individual performance of each NEO. The Compensation Committee makes each assessment taking into consideration the quality and effectiveness of each NEO’s leadership and their respective contribution to the Company’s financial and operational success, as well as the totality of the executive’s performance.

In February 2018, the Compensation Committee granted LTIs to our NEOs in the form of time-based restricted shares, stock options and performance units, and subsequently in June 2018, in the form of restricted shares, following a report from FWC which supplemented the market data provided to the Compensation Committee in February 2018. The June 2018 awards of restricted shares were granted by the Compensation Committee to ensure target payout opportunity for our NEOs is commensurate with comparable positions within our peer group.

The grant value of the February 2018 LTI awards for our NEOs is reflected in the following table (at target):

Name	Performance Units	Stock Options	Restricted Stock	Total
Jeffrey S. Sloan	$3,750,000	$1,875,000	$1,875,000	$7,500,000
David E. Mangum	$1,293,750	$646,875	$646,875	$2,587,500
Cameron M. Bready	$915,000	$457,500	$457,500	$1,830,000
Guido F. Sacchi	$700,000	$350,000	$350,000	$1,400,000
David L. Green	$550,000	$275,000	$275,000	$1,100,000

Approximately half of the grant value of LTIs granted to our NEOs in February 2018 was in the form of performance units, approximately 25% was in the form of stock options, and approximately 25% was in the form of time-based restricted shares of common stock. In determining the appropriate mix of LTIs, the Compensation Committee took into account competitive market practices of peer group companies, its belief that a blend of equity awards provides both an incentive and retention effect, and its belief that the utilization of the various LTI awards mitigates compensation risk that may be associated with the use of a single LTI vehicle.

42 – GLOBAL PAYMENTS INC. | 2019 Proxy Statement

The grant values of the June 2018 restricted stock awards for our NEOs is reflected in the following table:

Name	Restricted Stock
Jeffrey S. Sloan	$3,500,000
David E. Mangum	$932,500
Cameron M. Bready	$920,000
Guido F. Sacchi	$250,000
David L. Green	$175,000

Performance Units

In 2018, our Compensation Committee granted approximately 50% of the grant value of the total February 2018 LTI awards to our NEOs in performance units. The performance units granted to our NEOs in 2018 are earned based on the growth of our annual adjusted EPS, as modified at the end of the three year performance period by the TSR modifier. The maximum possible payout is four times the target number of the performance units. The minimum payout is zero.

At the beginning of the performance period, both the threshold, target and maximum annual adjusted EPS growth rates and the TSR modifier are set by the Compensation Committee for the entire three-year performance period. The threshold, target and maximum adjusted EPS growth goal for each of the three years in the performance period is determined as a percentage increase or decrease over the actual results from the prior year, assuming constant currencies. As a result, payouts for the second and third year of the performance period require sustained growth over the three-year period. Because growth rates are calculated separately for each year in the performance period and are not aggregated over the three-year performance period, the plan allows for a long-term growth goal while recalibrating to actual performance on an annual basis.

The TSR modifier is determined based on the Company’s total shareholder return performance rank relative to the S&P 500 index over the entire three year performance period. The weighted average annual adjusted EPS growth rate, as determined above, is then modified up or down by the TSR modifier, to obtain a final payout percentage. This design rewards our NEOs for strong relative total shareholder return performance.

Earned performance units will convert into unrestricted shares following the third anniversary of the performance unit grant date, provided that the Compensation Committee has previously certified the performance results described above. As a result, there is no payout of the award until the end of the three-year performance period.

The following table summarizes the grant value and target number of performance units to each of the NEOs in 2018:

Name	Target Allocation to Performance Units	Actual Number of Performance Units Granted(1)
Jeffrey S. Sloan	$3,750,000	32,694
David E. Mangum	$1,293,750	11,280
Cameron M. Bready	$915,000	7,978
Guido F. Sacchi	$700,000	6,103
David L. Green	$550,000	4,796

(1)	The number of units was calculated by taking the target value divided by our stock price on the grant date ($114.70).

GLOBAL PAYMENTS INC. | 2019 Proxy Statement  – 43

Payout of 2016 Fiscal Year Performance Units

In each year of the most recently completed three-year performance period beginning June 1, 2015 and ending May 31, 2018, the Company achieved adjusted EPS growth at or above the maximum level, as calculated pursuant to the terms of the 2016 fiscal year awards. As a result, the 2016 fiscal year performance units were earned at 200% of target, as follows:

Name	Shares Earned at End of Performance Period	Value at Vesting(1)
Jeffrey S. Sloan	80,476	$9,034,236
David E. Mangum	27,720	$3,111,847
Cameron M. Bready	22,356	$2,509,685
Guido F. Sacchi	14,308	$1,606,216
David L. Green	13,416	$1,506,080

(1)	Reflects the total value based upon the closing stock price of $112.26 on the date of vesting.

Payout of 2016 Fiscal Year Synergy Units

On June 8, 2016, synergy awards of performance units, or synergy units, and a performance-based long term cash bonus opportunity were granted to our NEOs in connection with the Heartland acquisition as non-recurring, supplemental awards. The synergy goals for the performance period from August 22, 2016 to August 31, 2018 were met and exceeded in advance of the completion of the performance period. The Compensation Committee certified the achievement of the synergy goals at the maximum level, as verified by an independent accounting firm, and accelerated the vesting of the synergy units and the payout of the cash bonus. The earned synergy units were converted into restricted stock and vested in two equal tranches on February 26, 2018 (which shares are reflected in the “Stock Options Exercised and Stock Vested during 2018” table below) and February 26, 2019. The cash bonus was paid on March 2, 2018.

Both awards were earned at the maximum value as shown below:

Name	Synergy Units Granted	Total Shares Earned at End of Performance Period		Long-Term Cash Bonus Earned
Jeffrey S. Sloan	15,009	25,924		$1,900,000
David E. Mangum	12,280	21,831	(1)	$1,600,000
Cameron M. Bready	10,233	19,102		$1,400,000
Guido F. Sacchi	8,869	16,374		$1,200,000
David L. Green	3,411	4,776		$350,000

(1)

Pursuant to his employment agreement, the second tranche of Mr. Mangum’s award of synergy units vested on September 17, 2018, the first business day following his separation date. See “Potential Payments upon Termination or Change in Control” on page 59 for a discussion of his separation arrangements.

44 – GLOBAL PAYMENTS INC. | 2019 Proxy Statement

Stock Options

In 2018, our Compensation Committee granted approximately 25% of the target February 2018 LTI value in stock options. Our Compensation Committee believes stock options provide a strong incentive for creation of long-term shareholder value, as stock options may be exercised for a profit only to the extent the price of the Company’s stock appreciates after the grant date. The exercise price is the closing price of the stock on the grant date. We do not grant discounted options or re-price previously granted options. The stock options vest in equal installments on each of the first three anniversaries of the grant date. During 2018, the Compensation Committee approved the following stock option grants to each of the NEOs:

Name	Target Allocation to Stock Options	Number of Stock Options Granted(1)
Jeffrey S. Sloan	$1,875,000	53,435
David E. Mangum	$646,875	18,435
Cameron M. Bready	$457,500	13,038
Guido F. Sacchi	$350,000	9,975
David L. Green	$275,000	7,837

(1)

Calculated based on the closing price of our stock on the grant date and the Black-Scholes conversion ratio at the time the grants were approved. Figures in the tables under “Compensation of Named Executive Officers” beginning on page 48 may be slightly different as they reflect specific accounting methodologies required for table reporting as described therein.

Time-Based Restricted Stock

In 2018, our Compensation Committee granted approximately 25% of the total February 2018 LTI value in time-based restricted stock. As noted, after reviewing updated market data from FWC, the Compensation Committee approved the grant of additional restricted shares in June 2018 to ensure target pay opportunity for the NEOs is commensurate with comparable positions within our peer group. Our Compensation Committee believes restricted stock provides a retentive element to the long-term incentive program while still maintaining alignment with the long-term interests of our shareholders by tying the value of the awards to the value of our stock price. The restricted shares vest in equal installments on each of the first three anniversaries of the grant date.

Our NEOs received the following number of restricted shares in 2018, including the June 2018 grants:

Name	Target Allocation to Restricted Shares	Number of Restricted Shares Granted(1)
Jeffrey S. Sloan	$5,375,000	45,893
David E. Mangum	$1,579,375	13,512
Cameron M. Bready	$1,377,500	11,756
Guido F. Sacchi	$600,000	5,163
David L. Green	$450,000	3,876

(1)	The number of shares was calculated by dividing the target dollar value by the stock price as of the grant dates on February 26, 2018 and June 12, 2018 ($114.70 and $118.46, respectively).

Other Benefits

Our NEOs are eligible to participate in other health and welfare programs that are available to substantially all full-time salaried employees, including our 401(k) plan.

Perquisites offered to our NEOs on an annual basis are limited to financial planning and, starting in 2018, we also offered our NEOs access to an executive health program as a benefit. These items can create taxable income to

GLOBAL PAYMENTS INC. | 2019 Proxy Statement  – 45

the executive, which we do not gross up. In addition, we may ask our NEOs and their spouses to participate in President’s Club trips offered as rewards to certain other employees for excellent sales or other performance. We treat the expenses of spouses as taxable income to the executives. Because spousal participation is at our request and can be disruptive to other plans they may have, we provide a gross up on that taxable income.

Our NEOs are also eligible to participate in our non-qualified deferred compensation plan, pursuant to which they may elect to defer up to 100% of their base salary and other forms of compensation. We do not make contributions to the deferred compensation plan. In 2018, none of our NEOs made any contributions to or withdrawals from the plan. See “Compensation of Named Executive Officers — Non-Qualified Deferred Compensation Plan” on page 55 for more detail regarding the plan.

Employment Agreements

We are party to an employment agreement with all of our NEOs. These employment agreements provide benefits to our Company that, we believe, are necessary in order to attract and retain highly-qualified executives. Each NEO has agreed not to disclose confidential information or compete with us, and not to solicit our customers or recruit our employees, for a period of generally 24 months following the termination of his or her employment. In exchange, we offer limited income and benefit protections to the NEO, but we do not provide for any excise tax gross-ups. On August 27, 2018, the Company entered into amendments to the employment agreements with all of our NEOs except Mr. Mangum, which extended the term of each such employment agreement through August 27, 2021. All other terms under the employment agreements remained the same.

As of August 27, 2018, David Mangum no longer served as the Company’s President and Chief Operating Officer and subsequently left the Company, effective September 15, 2018. The payouts to Mr. Mangum under his employment agreement are discussed under “Potential Payments Upon Termination or Change in Control” on page 59.

Policies and Guidelines

Policy Regarding Timing of Equity Grants

Our Compensation Committee, in its discretion, typically makes the annual grant to all eligible employees shortly after the public disclosure of either the Company’s fourth quarter earnings release or the filing of the Company’s annual report, based upon the closing price of our common stock on the grant date. From time to time, our Compensation Committee may approve supplemental or other non-recurring grants outside of our annual compensation program.

Anti-Hedging Policy

Our insider trading policy prohibits directors and employees from engaging in any transaction in which they profit if the value of our common stock declines.

Target Stock Ownership Guidelines

The Compensation Committee has implemented stock ownership guidelines for our NEOs to foster equity ownership and align the interests of our NEOs with our shareholders. Within five years of the NEO’s initial appointment to his or her position, our Chief Executive Officer is expected to beneficially own a number of shares at least equal to 500% of his or her base salary, and all other NEOs are expected to beneficially own a number of shares at least equal to 200% of their base salary. Additionally, each NEO is required to hold such shares until the NEO has met the applicable ownership guideline. Each of our NEOs was in compliance with the stock ownership guidelines as of the record date.

Clawback Policy

The Compensation Committee has adopted a clawback policy, pursuant to which we may recoup all or any portion of the value of any annual or long-term incentive awards provided to any current or former NEOs in the event that our financial statements are restated due to material noncompliance with any financial reporting requirement under the securities laws.

46 – GLOBAL PAYMENTS INC. | 2019 Proxy Statement

Tax Considerations

Section 162(m) of the Code places a limit of $1,000,000 on the amount of compensation that we may deduct in any one year with respect to any one of our NEOs. Prior to enactment of the Tax Cuts and Jobs Act of 2017 (the “Jobs Act”), qualifying “performance-based” compensation was not subject to the deduction limit if certain requirements were met.

However, the exemption from Section 162(m)’s deduction limit for performance-based compensation was repealed, effective for taxable years beginning after December 31, 2017, such that compensation paid to our NEOs in excess of $1 million will not be deductible. The Jobs Act provides for transition relief applicable to certain arrangements in place as of November 2, 2017. The scope of the transition relief under the legislation repealing Section 162(m)’s exemption from the deduction limit is uncertain, so there can be no assurance that any compensation awarded will be fully deductible under all circumstances. Also, to maintain flexibility in compensating our NEOs, the Compensation Committee reserves the right to use its judgment to authorize compensation payments that may be subject to the deduction limit when the Compensation Committee believes that such payments are appropriate.

Report of Compensation Committee Members

The members of the Compensation Committee have reviewed and discussed the foregoing section entitled “Compensation Discussion and Analysis” with management. Based on such review and discussion, the Compensation Committee members recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement, which is to be incorporated by reference into the Company’s Annual Report on Form 10-K for 2018.

COMPENSATION COMMITTEE MEMBERS

John G. Bruno (Chair)

William I Jacobs

William B. Plummer

GLOBAL PAYMENTS INC. | 2019 Proxy Statement  – 47

Compensation of Named Executive Officers

Summary Compensation Table

The following table presents certain summary information concerning compensation that we paid or accrued for services rendered in all capacities during 2018, 2017, the 2016 fiscal transition period (the seven months ended December 31, 2016) which is referred to in the tables below as “TP 2016” and for the fiscal year ended May 31, 2016. Because the Company, effective as of December 31, 2016, adjusted its fiscal year end from May 31 to December 31, this Summary Compensation Table contains information from the 2016 fiscal year, as well as TP 2016 in order to provide the required compensation disclosure for the three most recent fiscal year periods of 12 months.

Name and Principal Position	Year	Salary ($)		Stock Awards ($)(3)(5)	Option Awards ($)(4)(5)	Non-Equity Incentive Plan Compensation ($)(6)	All Other Compensation ($)(7)	Total ($)
Jeffrey S. Sloan Chief Executive Officer	2018	$1,000,000		$9,950,022	$1,875,034	$3,958,667	$34,837	$16,818,560
	2017	$1,000,000		$4,500,048	$1,500,010	$2,101,333	$34,392	$9,135,783
	TP 2016	$583,333	(2)	$3,506,376	$802,104	$1,057,778	$28,149	$5,977,740
	2016	$1,000,000		$3,375,219	$1,110,782	$2,710,000	$41,401	$8,237,402

David E. Mangum Former President and Chief Operating Officer*	2018	$462,500	(1)	$3,157,881	$646,884	$1,600,000	$1,045,594	$6,912,859
	2017	$620,000		$1,421,281	$473,766	$814,267	$30,072	$3,359,386
	TP 2016	$350,000	(2)	$1,687,515	$262,506	$396,667	$28,424	$2,725,112
	2016	$585,000		$1,162,577	$382,606	$1,056,900	$35,111	$3,222,194

Cameron M. Bready Senior EVP and Chief Financial Officer	2018	$585,000		$2,494,010	$457,503	$2,152,700	$34,063	$5,723,276
	2017	$565,000		$1,155,759	$385,274	$667,830	$29,328	$2,803,191
	TP 2016	$320,833	(2)	$1,386,677	$212,205	$327,250	$29,973	$2,276,938
	2016	$530,000		$937,667	$308,568	$861,780	$35,715	$2,673,730

Guido F. Sacchi Senior EVP and Chief Information Officer	2018	$500,000		$1,454,150	$350,023	$1,811,167	$30,517	$4,145,857
	2017	$485,000		$759,860	$253,258	$573,270	$29,328	$2,100,716
	TP 2016	$274,167	(2)	$1,068,777	$139,574	$279,650	$13,907	$1,776,075
	2016	$470,000		$600,133	$197,496	$721,763	$29,253	$2,018,645

David L. Green EVP, General Counsel and Corporate Secretary	2018	$500,000		$1,121,257	$275,000	$929,000	$30,517	$2,855,774
	2017	$450,000		$669,048	$223,018	$502,350	$28,760	$1,873,176
	TP 2016	$253,750	(2)	$619,783	$123,237	$244,446	$10,538	$1,251,754
	2016	$400,000		$562,667	$185,141	$578,133	$35,682	$1,761,623

*

As of August 27, 2018, David Mangum no longer served as the Company’s President and Chief Operating Officer and subsequently left the Company, effective September 15, 2018. The payouts to Mr. Mangum under his employment agreement are discussed under “Potential Payments Upon Termination or Change in Control” on page 59.

(1)	Pursuant to his employment agreement, Mr. Mangum’s salary was prorated through September 15, 2018, which was the last day of his employment with the Company.

(2)	Represents base salary earned during the seven months in the 2016 fiscal transition period.

(3)

This column reflects the aggregate grant date fair value of awards of time-based restricted shares of our common stock and awards of performance-based restricted stock units (including synergy units for the 2016 fiscal transition period). The aggregate grant date fair value of awards of performance units granted in 2017 and 2016 (including the synergy units granted in the 2016 fiscal transition period) was calculated in accordance with FASB ASC Topic 718, based on the value of the underlying shares and the probable outcome of performance-based vesting conditions on the grant date (at target performance levels), excluding the effect of estimated forfeitures. The grant date fair value of the 2018 performance units was calculated using the Monte Carlo model incorporating the following assumptions:

Grant Date	Performance Period End Date	Expected Term (years)	Expected Volatility	Risk-Free Interest Rate	Expected Dividend Yield
2/26/2018	12/31/2020	2.84	26.15%	2.32%	—%

The Company used its historical stock prices as the basis for the volatility assumptions. The risk-free interest rates were based on U.S. Treasury rates in effect at the time of grant. The expected term was based on the time remaining in the performance period on the grant date.

48 – GLOBAL PAYMENTS INC. | 2019 Proxy Statement

The tables below set forth the maximum grant date fair value, assuming that the highest levels of performance conditions were achieved, for all performance-based awards granted during 2018, 2017, the 2016 fiscal transition period, and the 2016 fiscal year, for which an amount less than the maximum is reflected in the table above.

	2018 Performance Units
Name	Grant Date Fair Value at Target	Value Assuming Highest Performance
Jeffrey S. Sloan	$4,575,002	$18,300,009
David E. Mangum	$1,578,456	$6,313,822
Cameron M. Bready	$1,116,393	$4,465,574
Guido F. Sacchi	$854,017	$3,416,069
David L. Green	$671,123	$2,684,494

	2017 Performance Units
Name	Grant Date Fair Value at Target	Value Assuming Highest Performance
Jeffrey S. Sloan	$3,000,032	$6,000,064
David E. Mangum	$947,521	$1,895,041
Cameron M. Bready	$770,506	$1,541,012
Guido F. Sacchi	$506,573	$1,013,146
David L. Green	$446,032	$892,064

	2016 Fiscal Transition Period Performance Units(a)		2016 Fiscal Transition Period Synergy Units(b)
Name	Performance Units Grant Date Fair Value at Target	Performance Units Value Assuming Highest Performance	Synergy Units Grant Date Fair Value at Target	Synergy Units Value Assuming Highest Performance
Jeffrey S. Sloan	$1,604,219	$3,208,438	$1,100,000	$1,900,000
David E. Mangum	$525,009	$1,050,018	$900,000	$1,600,000
Cameron M. Bready	$424,442	$848,884	$750,000	$1,400,000
Guido F. Sacchi	$279,154	$558,308	$650,000	$1,200,000
David L. Green	$246,527	$493,054	$250,000	$350,000

(a)	The number of performance units granted was prorated to reflect the seven month 2016 fiscal transition period.

(b)

The synergy goals for the performance period beginning August 22, 2016 through August 31, 2018 were met and exceeded in advance of the completion of the performance period. Accordingly, the Compensation Committee certified the achievement of the synergy goals at the maximum level, as verified by an independent accounting firm, and accelerated the vesting of the performance units. The earned synergy units were converted into restricted stock and vested in two equal tranches on February 26, 2018 and February 26, 2019. See “Payout of 2016 Fiscal Year Synergy Units” on page 44.

GLOBAL PAYMENTS INC. | 2019 Proxy Statement  – 49

	Fiscal 2016 Performance Units(a)
Name	Grant Date Fair Value at Target	Value Assuming Highest Performance

Jeffrey S. Sloan	$2,250,000	$4,500,000

David E. Mangum	$775,000	$1,550,000

Cameron M. Bready	$625,000	$1,250,000

Guido F. Sacchi	$400,000	$800,000

David L. Green	$375,000	$750,000

(a)

In each year of the most recently completed three-year performance period beginning June 1, 2015 to May 31, 2018, the Company achieved adjusted EPS growth at or above the maximum level, as calculated pursuant to the terms of the awards. As a result, the NEOs earned 200% of their fiscal year 2016 awards, reflecting performance at or above the maximum level for each year of the performance period. See “Payout of 2016 Fiscal Year Performance Units” on page 44.

(4)

This column reflects the aggregate grant date fair value of option awards computed in accordance with FASB ASC Topic 718. The grant date fair values were calculated using the Black-Scholes valuation model. The assumptions used in determining the Black-Scholes value are provided in Note 12 of the Notes to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2018.

(5)	Amounts and number of shares, as applicable, for TP 2016 were prorated based on the seven-month 2016 fiscal transition period.

(6)

For 2018, this column includes (i) cash payouts under our short-term incentive plan and (ii) the synergy cash bonus payout granted to our NEOs in the 2016 fiscal year in connection with the Heartland acquisition. For Mr. Mangum, this column for 2018 only includes his synergy cash bonus payout, as the lump sum cash payment he received pursuant to his employment agreement under the short-term incentive plan is reflected in the “All Other Compensation” column.

(7)	This column includes the following compensation components for 2018:

Name	Company Contributions to 401(k) Plans	Financial Planning Services	Other Perquisites and Personal Benefits(a)	Severance Payment(b)	Total

Jeffrey S. Sloan	$11,000	$22,280	$1,557	—	$34,837

David E. Mangum	$11,000	$13,874	$5,453	$1,015,267	$1,045,594

Cameron M. Bready	$11,000	$17,960	$5,103	—	$34,063

Guido F. Sacchi	$11,000	$17,960	$1,557	—	$30,517

David L. Green	$11,000	$17,960	$1,557	—	$30,517

(a)

These perquisites and personal benefits consist of compensation related to a Company-sponsored executive health program and attendance at Company-sponsored events. The dollar amount of perquisites and personal benefits represents the cost we incurred to provide the perquisite or benefit. Amounts include tax gross-ups for perquisites relating to attendance at Company-sponsored events by their spouses of $362 for each of Messrs. Sloan, Bready and Green and Dr. Sacchi, and $371 for Mr. Mangum.

(b)

The “All Other Compensation” for 2018 for Mr. Mangum includes (i) a lump sum payment of $325,000, representing his base salary for a six-month period, which will be made to Mr. Mangum on or about March 18, 2019; (ii) a lump sum cash payment of $669,067, representing his 2018 cash incentive bonus target based on actual performance, as certified by the Compensation Committee, prorated for the full months of employment through his separation date; and (iii) COBRA premium payments that we will pay to Mr. Mangum through September 2019 (or sooner if he obtains health care coverage from a new employer), estimated at $21,200. The payouts to Mr. Mangum were made under his employment agreement and are discussed under “Potential Payments Upon Termination or Change in Control” on page 59.

50 – GLOBAL PAYMENTS INC. | 2019 Proxy Statement

Grants of Plan-Based Awards in 2018

The following table sets forth information concerning grants of plan-based awards during 2018 to the NEOs, all of which were made pursuant to our 2011 Incentive Plan.

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(5)
Name		Threshold ($)	Target ($)	Max ($)	Threshold (#)	Target (#)	Max (#)
Jeffrey S. Sloan
Cash	2/26/2018	$800,000	$1,600,000	$3,200,000
Performance units	2/26/2018				8,174	32,694	130,776				$4,575,002
Restricted shares	2/26/2018							16,347			$1,875,001
Restricted shares	6/12/2018							29,546			$3,500,019
Stock options	2/26/2018								53,435	$114.70	$1,875,034
David E. Mangum
Cash	2/26/2018	$390,000	$780,000	$1,560,000
Performance units	2/26/2018				2,820	11,280	45,120				$1,578,456
Restricted shares	2/26/2018							5,640			$646,908
Restricted shares	6/12/2018							7,872			$932,517
Stock options	2/26/2018								18,435	$114.70	$646,884
Cameron M. Bready
Cash	2/26/2018	$292,500	$585,000	$1,170,000
Performance units	2/26/2018				1,995	7,978	31,912				$1,116,393
Restricted shares	2/26/2018							3,989			$457,538
Restricted shares	6/12/2018							7,767			$920,079
Stock options	2/26/2018								13,038	$114.70	$457,503
Guido F. Sacchi
Cash	2/26/2018	$237,500	$475,000	$950,000
Performance units	2/26/2018				1,526	6,103	24,412				$854,017
Restricted shares	2/26/2018							3,052			$350,064
Restricted shares	6/12/2018							2,111			$250,069
Stock options	2/26/2018								9,975	$114.70	$350,023
David L. Green
Cash	2/26/2018	$225,000	$450,000	$900,000
Performance units	2/26/2018				1,199	4,796	19,184				$671,123
Restricted shares	2/26/2018							2,398			$275,051
Restricted shares	6/12/2018							1,478			$175,084
Stock options	2/26/2018								7,837	$114.70	$275,000

(1)

These columns reflect the threshold, target and maximum annual cash incentive opportunities under our short-term incentive plan. At the time of the filing of this proxy statement, the actual results of our non-equity incentive plan were certified, and our NEOs received the amounts set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(2)

These columns reflect the number of estimated future payouts of performance units granted in 2018 based on threshold, target and maximum award opportunities. After a three-year performance period, our Compensation Committee will certify the results and determine the number of performance units that have been earned. Thereafter, all of the performance units will convert to unrestricted shares. The grantees do not have the right to vote the underlying shares, and dividends are not payable to the grantees until the units are converted into a stock grant at the end of the applicable performance period. Once the stock grant is made, dividends are paid on such stock at the same rate as all of our other shareholders.

(3)	This column reflects the number of restricted shares of our common stock granted in 2018 that will vest in equal installments on each of the first three anniversaries of the grant date.

(4)	This column represents the number of stock options granted in 2018 that will vest in equal installments on each of the first three anniversaries of the grant date.

(5)

This column represents the aggregate grant date fair value of equity awards granted in 2018, calculated in accordance with FASB ASC Topic 718, excluding the estimated effect of forfeitures, with respect to the restricted shares and stock options, and the Monte Carlo model, with respect to the performance units.

GLOBAL PAYMENTS INC. | 2019 Proxy Statement  – 51

Outstanding Equity Awards at December 31, 2018

The following table provides the outstanding equity awards at December 31, 2018 for each of the NEOs.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($/sh)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Jeffrey S. Sloan	8/18/2014	132,686	—	$35.78	8/18/2024	—		—	—		—
	7/30/2015	71,204	—	$55.92	7/30/2025	—		—	—		—
	7/29/2016	24,451	12,225	$74.66	7/29/2026	—		—	—		—
	3/1/2017	21,115	42,230	$79.45	3/1/2027	—		—	—		—
	2/26/2018	—	53,435	$114.70	2/26/2028	—		—	—		—
	9/30/2014	—	—	—	—	63,787	(3)	$6,578,353	—		—
	6/8/2016	—	—	—	—	12,962	(4)	$1,336,771	—		—
	7/29/2016	—	—	—	—	3,581	(5)	$369,309	—		—
	3/1/2017	—	—	—	—	12,587	(5)	$1,298,097	—		—
	2/26/2018	—	—	—	—	16,347	(5)	$1,685,866	—		—
	6/12/2018	—	—	—	—	29,546	(5)	$3,047,079	—		—
	6/8/2016	—	—	—	—	—		—	—		—
	7/29/2016	—	—	—	—	—		—	42,974	(6)	$4,431,909
	3/1/2017	—	—	—	—	—		—	75,520	(7)	$7,788,378
	2/26/2018	—	—	—	—	—		—	98,082	(8)	$10,115,197

Total		249,456	107,890			138,810		$14,315,475	216,576		$22,335,484

David E. Mangum(9)	7/29/2016	—	—	—	—	—		—	7,032	(6)	$725,210
	3/1/2017	—	—	—	—	—		—	11,926	(7)	$1,229,928
	2/26/2018	—	—	—	—	—		—	16,920	(8)	$1,744,960

Total		—	—	—	—	—		—	35,878		$3,700,098

Cameron Bready	7/30/2015	19,780	—	$55.92	7/30/2025	—		—	—		—
	7/29/2016	6,469	3,234	$74.66	7/29/2026	—		—	—		—
	3/1/2017	5,423	10,847	$79.45	3/1/2027	—		—	—		—
	2/26/2018	—	13,038	$114.70	2/26/2028	—		—	—		—
	9/30/2014	—	—	—	—	20,973	(3)	$2,162,945	—		—
	6/8/2016	—	—	—	—	9,551	(4)	$984,995	—		—
	7/29/2016	—	—	—	—	948	(5)	$97,767	—		—
	3/1/2017	—	—	—	—	3,233	(5)	$333,419	—		—
	2/26/2018	—	—	—	—	3,989	(5)	$411,386	—		—
	6/12/2018	—	—	—	—	7,767	(5)	$801,011	—		—
	7/29/2016	—	—	—	—	—		—	11,370	(6)	$1,172,588
	3/1/2017	—	—	—	—	—		—	19,396	(7)	$2,000,309
	2/26/2018	—	—	—	—	—		—	23,934	(8)	$2,468,313

Total		31,672	27,119			46,461		$4,791,523	54,700		$5,641,211

Guido Sacchi	7/30/2015	4,220	—	$55.92	7/30/2025	—		—	—		—
	7/29/2016	4,255	2,127	$74.66	7/29/2026	—		—	—		—
	3/1/2017	3,565	7,130	$79.45	3/1/2027	—		—	—		—
	2/26/2018	—	9,975	$114.70	2/26/2028	—		—	—		—
	9/30/2014	—	—	—	—	12,535	(3)	$1,292,735	—		—
	6/8/2016	—	—	—	—	8,186	(4)	$844,222	—		—
	7/29/2016	—	—	—	—	623	(5)	$64,250	—		—
	3/1/2017	—	—	—	—	2,125	(5)	$219,151	—		—
	2/26/2018	—	—	—	—	3,052	(5)	$314,753	—		—
	6/12/2018	—	—	—	—	2,111	(5)	$217,707	—		—
	7/29/2016	—	—	—	—	—		—	7,478	(6)	$771,206
	3/1/2017	—	—	—	—	—		—	12,752	(7)	$1,315,114
	2/26/2018	—	—	—	—	—		—	18,309	(8)	$1,888,207

Total		12,040	19,232			28,632		$2,952,818	38,539		$3,974,527

52 – GLOBAL PAYMENTS INC. | 2019 Proxy Statement

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($/sh)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
David Green	8/18/2014	15,482	—	$35.78	8/18/2024	—		—	—		—
	7/30/2015	11,868	—	$55.92	7/30/2025	—		—	—		—
	7/29/2016	3,757	1,878	$74.66	7/29/2026	—		—	—		—
	3/1/2017	3,139	6,279	$79.45	3/1/2027	—		—	—		—
	2/26/2018	—	7,837	$114.70	2/26/2028	—		—	—		—
	9/30/2014	—	—	—	—	9,691	(3)	$999,433	—		—
	6/8/2016	—	—	—	—	2,388	(4)	$246,274	—		—
	7/29/2016	—	—	—	—	550	(5)	$56,722	—		—
	3/1/2017	—	—	—	—	1,871	(5)	$192,956	—		—
	2/26/2018	—	—	—	—	2,398	(5)	$247,306	—		—
	6/12/2018	—	—	—	—	1,478	(5)	$152,426	—		—
	7/29/2016	—	—	—	—	—		—	6,604	(6)	$681,071
	3/1/2017	—	—	—	—	—		—	11,228	(7)	$1,157,944
	2/26/2018	—	—	—	—	—		—	14,388	(8)	$1,483,834

Total		34,246	15,994			18,376		$1,895,117	32,220		$3,322,849

(1)	All stock options were granted pursuant to our 2011 Incentive Plan and vest in equal installments on each of the first three anniversaries of the grant date.

(2)	Market value is calculated based on the closing price of our common stock on December 31, 2018 of $103.13.

(3)

Represents shares of restricted common stock issued as a result of the conversion of LPUs, which were originally granted on September 30, 2014 as a non-recurring, supplemental award, and were earned based on the absolute share price appreciation of the Company’s stock and the relative share price appreciation of the Company’s stock compared to the S&P 500 index at the end of a three-year performance period. One-third of the restricted shares vested immediately on October 5, 2017, one-third vested on September 30, 2018 (which shares are reflected in the “Stock Options Exercised and Stock Vested during 2018” table below) and the remaining one-third of the shares will vest on September 30, 2019.

(4)

Represents shares of restricted common stock issued as a result of the conversion of the synergy units granted on June 8, 2016 as a non-recurring, supplemental award. The Compensation Committee certified the achievement of the synergy goals at the maximum level, as verified by an independent accounting firm, and accelerated the vesting of the synergy units. Half of the earned restricted shares vested on February 26, 2018 (which shares are reflected in the “Stock Options Exercised and Stock Vested during 2018” table below), and the remaining half of the shares vested on February 26, 2019.

(5)	Represents shares of restricted stock that vest in equal installments on each of the first three anniversaries of the grant date.

(6)

Represents performance units granted during TP2016. These performance units are earned based on the growth of our annual adjusted EPS over each year (calculated separately) in the three year performance period ending May 31, 2019. The final percentage of performance units earned will be calculated as the average of each of the three annual payout percentages (as percentages of target). The earned units will convert into unrestricted shares following the third anniversary of the performance unit grant date, or July 29, 2019, provided that the Compensation Committee has previously certified the performance results described above. In accordance with SEC rules and based on actual performance through 2018, the number of performance units reflected in the table is based on assumed achievement at the maximum performance level.

(7)

Represents performance units granted during 2017. These performance units are earned based on the growth of our annual adjusted EPS over each year (calculated separately) in the three-year performance period ending December 31, 2019. The final percentage of performance units earned will be calculated as the average of each of the three annual payout percentages (as percentages of target). The earned units will convert into unrestricted shares following the third anniversary of the performance unit grant date, or March 1, 2020, provided that the Compensation Committee has previously certified the performance results described above. In accordance with SEC rules and based on actual performance through 2018, the number of performance units reflected in the table is based on an assumed achievement at the maximum payout level.

GLOBAL PAYMENTS INC. | 2019 Proxy Statement  – 53

(8)

Represents performance units granted during 2018. These performance units are earned based on the growth of our annual adjusted EPS over each year (calculated separately) in the three-year performance period ending December 31, 2020, as may be further adjusted based on the TSR modifier. The final percentage of performance units earned is determined as the average of each of the three annual adjusted EPS payout percentages (as a percent of target) and then multiplied by the TSR modifier. The earned units will convert into unrestricted shares following the third anniversary of the performance unit grant date, or February 26, 2021, provided that the Compensation Committee has previously certified the performance results described above. In accordance with SEC rules, the number of performance units reflected in the table is based on an assumed achievement at the payout level of 300%, based on actual adjusted EPS during the first year of the three-year performance period and no modification of such payout based on actual TSR for the first year of the three-year performance period.

(9)

As of August 27, 2019, David Mangum no longer served as the Company’s President and Chief Operating Officer and subsequently left the Company, effective September 15, 2018. Pursuant to his employment agreement, all of the stock options that Mr. Mangum owned as of September 15, 2018 and that would have become exercisable on or before September 15, 2020, and all of the restricted shares of our common stock that Mr Mangum owned as of September 15, 2018 vested as of September 17, 2018, the first business day following his separation date.

Stock Options Exercised and Stock Vested during 2018

The following table provides information on options exercised and stock awards that vested in 2018. The shares shown as acquired on exercise or on vesting represent shares of our common stock.

	Option Awards		Stock Awards

	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)		Value Realized on Vesting ($)(3)

Jeffrey S. Sloan	—	—	173,806		$20,514,438

David E. Mangum	102,240	$7,209,123	125,751	(4)	$15,346,336	(4)

Cameron M. Bready	36,858	$3,392,270	70,347		$8,229,473

Guido F. Sacchi	—	—	37,910		$4,466,552

David L. Green	2,198	$209,601	28,100		$3,307,944

(1)	Represents the excess of the fair market value of the shares at the time of exercise over the exercise price of the options.

(2)

Includes shares acquired on the vesting of (i) restricted stock awards, including the synergy units granted in the 2016 fiscal year which converted into restricted stock awards and (ii) performance units granted in the 2016 fiscal year.

(3)	Represents the fair market value of the shares on the vesting date.

(4)	Includes shares acquired on the vesting of restricted stock awards that vested pursuant to Mr. Mangum’s employment agreement in connection with his separation from the Company.

54 – GLOBAL PAYMENTS INC. | 2019 Proxy Statement

Non-Qualified Deferred Compensation Plan

Our NEOs are eligible to participate in our Non-Qualified Deferred Compensation Plan, or the deferred compensation plan.

The following table provides information on deferred compensation under the deferred compensation plan for each NEO during 2018. Mr. Sloan is our only NEO who participates, but did not make any contributions or withdrawals, nor did he receive any distributions, during 2018. Aggregate earnings (Iosses) are not includable in the summary compensation table above because they were not above-market or preferential earnings. The aggregate balance includes amounts previously reported in the summary compensation table above in the previous years when earned if the NEO’s compensation was required to be disclosed in a previous year.

Name	Aggregate Earnings (Losses) in 2018	Aggregate Balance at December 31, 2018

Jeffrey S. Sloan	$(12,299)	$102,919

David E. Mangum	—	—

Cameron M. Bready	—	—

Guido F. Sacchi	—	—

David L. Green	—	—

Pursuant to the deferred compensation plan, participants are permitted to elect to defer up to 100% of their base salary and other forms of cash compensation (such as cash incentive bonus). Participant accounts are credited with earnings based on the participant’s investment allocation among a menu of investment options selected by the deferred compensation plan administrator. Participants are 100% vested in the participant deferrals and related earnings. We do not make contributions to the deferred compensation plan and do not guarantee any return on participant account balances. Participants may allocate their plan accounts into sub-accounts that are payable upon separation from service or on designated specified dates. Except in the case of death or disability, participants may elect in advance to have their various account balances pay out in a single lump sum or in installments over a period of two to ten years. In the event a participant separates from service by reason of death or disability, the participant or his designated beneficiary will receive the undistributed portion of his or her account balances in a lump-sum payment. Subject to approval by the deferred compensation plan administrator, in the event of an unforeseen financial emergency beyond the participant’s control, a participant may request a withdrawal from an account up to the amount necessary to satisfy the emergency (provided the participant does not have the financial resources to otherwise meet the hardship).

Pension Benefits

We maintain a noncontributory defined benefit pension plan covering our U.S. employees who have met the eligibility provisions. The retirement plan was closed to new participants beginning June 1, 1998, and none of our NEOs were hired before that date.

Potential Payments upon Termination, Retirement or Change in Control

This section describes the post-employment benefits that each of our NEOs (other than Mr. Mangum) would be entitled to receive in connection with various termination of employment and change-in-control scenarios.

GLOBAL PAYMENTS INC. | 2019 Proxy Statement  – 55

Employment Agreements with Our Named Executive Officers (other than Mr. Mangum)

Each of our NEOs is a party to an employment agreement with our Company. These agreements are for an initial term of three years and are automatically extended for one additional year on their second year anniversary and each anniversary thereafter unless either party provides notice of non-renewal before such anniversary date. The expiration dates are set forth below:

Name	Expiration of Employment Period

Jeffrey S. Sloan	August 27, 2021

Cameron M. Bready	August 27, 2021

Guido F. Sacchi	August 27, 2021

David L. Green	August 27, 2021

Each of these agreements prohibits the NEO from disclosing our confidential information, soliciting our customers or recruiting our employees for a period of 24 months following the termination of employment. In addition, if the NEO’s employment is terminated by the Company or the NEO, the NEO has agreed not to compete with us generally for a period of 24 months. The non-compete does not apply if the NEO’s employment is terminated as a result of the Company’s decision not to extend the employment agreement.

These employment agreements may be terminated by us at any time for “cause” (as defined below) or for no reason or by the NEO with or without “good reason” (as defined below). The employment agreements will also terminate upon the NEO’s death, disability or retirement. Depending on the reason for the termination and when it occurs, the NEO will be entitled to certain severance benefits, as described below, which may be delayed for such time as may be necessary to avoid a violation of Section 409A of the Code. “Cause,” as defined in the employment agreement, generally means (i) the failure by the NEO to perform substantially his or her responsibilities after a cure period of ten business days, (ii) fraud, misappropriation, embezzlement or similar dishonest or wrongful act, (iii) substance abuse which materially interferes with the NEO’s ability to perform, (iv) employment discrimination, harassment, conflicts of interest, retaliation, competition with our Company, solicitation of our customers or employees on behalf of anyone other than us, improper use or disclosure of confidential or proprietary information, or (v) conviction for, or plea of guilty or nolo contendere to, a felony or a crime involving dishonesty or other moral turpitude. “Good reason,” as defined in the employment agreement, generally means (a) an assignment of the NEO to a materially different position, (b) a change in the person to whom the NEO reports, (c) a reduction of the NEO’s base salary, bonus opportunity (to a target below the minimum specified in the agreement), or in welfare benefits, (d) a failure of our Company to require a successor-in-interest to agree to perform our obligations under the employment agreement, or (e) a requirement that the NEO be based in any location other than that which is initially specified in the agreement.

Termination Without Cause or Resignation for Good Reason When Not Related to a Change in Control.    If, prior to a change in control or on or after the second anniversary of a change in control, the NEO’s employment is terminated by us without cause or the NEO resigns for good reason, the NEO will be entitled to the following benefits:

•

We will pay the NEO’s accrued salary and benefits through the separation date, plus a pro-rata portion of his or her annual incentive bonus for the fiscal year of separation, based upon actual performance against certified pre-established bonus targets.

•

We will continue to pay the NEO’s base salary for six months, or, if such payments are delayed by reason of Code Section 409A, make a lump sum payment equal to six months of the NEO’s base salary on the date that is six months and one day after the separation date, in each case provided that the NEO does not violate any restrictive covenants.

•

For a period of up to 12 additional months (or the earlier of the NEO becoming employed with a competitor or violating any restrictive covenants), we will continue to pay the NEO’s base salary, provided that the NEO does not violate any restrictive covenants.

•	For a period of up to 12 months, we will pay the NEO’s COBRA premiums, provided that the NEO does not obtain other employment that provides health care coverage.

56 – GLOBAL PAYMENTS INC. | 2019 Proxy Statement

•

All of the NEO’s restricted stock awards will vest as of the separation date, and the stock options that would have vested in the next 24 months will vest and remain exercisable for no more than 90 days from the separation date.

•

The NEO’s performance-based restricted stock units will remain outstanding, and, after the Compensation Committee certifies the results at the end of the performance period in which the separation date falls, the NEO will receive 50% of the number of shares that would have vested based on actual performance.

Termination Without Cause or Resignation for Good Reason When Related to a Change in Control.    If, within 24 months after a change in control, the NEO’s employment is terminated by us without cause or the NEO resigns for good reason, the NEO will be entitled to the following benefits:

•	We will pay the NEO’s accrued salary and benefits through the date of termination.

•	We will pay the NEO 200% of the amount of the NEO’s then-current base salary as a lump sum payment or payments, provided that the NEO does not violate any restrictive covenants.

•

We will pay the NEO 200% of the amount of the NEO’s then-current target bonus opportunity, payable nine months after the separation date, provided that the NEO does not violate any restrictive covenants.

•

We will pay the NEO a pro-rated annual incentive bonus for the year in which the termination occurs based on (i) the NEO’s then-current target bonus opportunity, if the termination date occurs before the end of the year in which the change of control occurred, or (ii) the actual amount earned based on certified results, if the termination date occurs during a year that began after the change in control occurred.

•	For a period of up to 18 months, we will pay the NEO’s COBRA premiums, provided that the NEO does not obtain other employment that provides health care coverage.

•	All of the NEO’s restricted stock awards and stock options will vest as of the separation date, and the options will remain exercisable for no more than 90 days from the separation date.

•

The NEO’s performance-based restricted stock units will convert into fully-vested shares of our common stock based on (i) assumed target performance, if the date of termination occurs before the end of the performance cycle in which the change in control occurs, (ii) the greater of assumed target performance or actual performance, if the date of termination occurs after the end of the performance cycle in which the change of control occurs, or (iii) actual performance, if the date of termination occurs during a performance cycle that began after the change in control occurred.

The NEO also will be eligible for comparable benefits if his or her employment is terminated without cause or if he or she resigns for good reason in anticipation of a change-in-control transaction. The agreements specify that a termination or resignation is in anticipation of a change-in-control transaction if it occurs after a public announcement of a transaction which would lead to a change in control and the transaction closes no later than nine months after termination of the NEO’s employment.

Death or Disability.    Whether or not a change in control shall have occurred, if the NEO’s employment is terminated by reason of death or disability, the NEO will be entitled to receive accrued salary and benefits through the date of termination and any other benefits that may apply, and all of the NEO’s restricted stock awards and stock options will vest. The NEO’s performance-based restricted stock units will convert into fully-vested shares of our common stock based upon assumed performance at the target level.

Retirement.    Whether or not a change in control occurs, if the NEO’s employment is terminated by reason of his or her retirement, the NEO will be entitled to receive accrued salary and benefits through the date of termination and any other benefits that may apply, and all of the NEO’s restricted stock awards and stock options will vest. The NEO’s performance-based restricted stock units will convert into fully-vested shares of our common stock based on actual performance as certified by the Compensation Committee at the end of the performance cycle.

Termination for Cause or Resignation Without Good Reason.    If we terminate the NEO for cause, or if the NEO resigns without good reason, the NEO will be entitled to receive accrued salary and benefits through the date of termination, but no additional severance amount will be payable under the terms of the employment agreement.

GLOBAL PAYMENTS INC. | 2019 Proxy Statement  – 57

Change in Control Without Termination of Employment.    Our compensation arrangements with our NEOs are “double trigger,” meaning that in order for the vesting of any of an NEO’s awards to accelerate upon a change in control, there must be a change-in-control transaction as well as a termination of employment without cause or resignation for good reason within 24 months after the change in control. As a result, if there is no such termination or resignation, then the vesting of the NEO’s awards will not be accelerated in connection with the change in control.

Potential Payments Table

The following table sets forth quantitatively the potential post-employment payments that are described above for each of our NEOs (other than Mr. Mangum). The potential payments to our NEOs are hypothetical situations only and assume that termination of employment and/or change-in-control occurred on December 31, 2018. The amounts shown in the table do not include payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment, such as accrued salary and distributions of plan balances under our tax-qualified 401(k) plan. The value of the acceleration of vesting of stock options, restricted stock and performance-based restricted stock units are calculated based on the $103.13 closing price on December 31, 2018. The value of health care continuation is based on COBRA rates.

Name and Form of Payment	Termination Without Cause; Resignation for Good Reason (No Change in Control)		Termination Without Cause or Resignation for Good Reason (Change in Control)(1)		Death or Disability		Retirement		Termination for Cause; Resignation Without Good Reason
Jeffrey S. Sloan
Base salary severance	$1,500,000		$2,000,000		$—		$—		$—
Annual cash incentive bonus	2,058,667		1,600,000		—		—		—
Other cash severance	—		3,200,000		—		—		—
Restricted stock acceleration	14,315,475		14,315,475		14,315,475		14,315,475		—
Stock option acceleration(2)	1,348,052		1,348,052		1,348,052		1,348,052		—
Performance units	11,167,741	(3)	9,481,875	(4)	9,481,875	(4)	22,335,483	(5)	—
COBRA	20,063		30,095		—		—		—

Total	$30,409,998		$31,975,497		$25,415,402		$37,999,010		$—

Cameron M. Bready
Base salary severance	$877,500		$1,170,000		$—		$—		$—
Annual cash incentive bonus	752,700		585,000		—		—		—
Other cash severance	—		1,170,000		—		—		—
Restricted stock acceleration	4,791,523		4,791,523		4,791,523		4,791,523		—
Stock option acceleration(2)	348,929		348,929		348,929		348,929		—
Performance units	2,820,606	(3)	2,409,220	(4)	2,409,220	(4)	5,641,211	(5)	—
COBRA	20,063		30,095		—		—		—

Total	$9,611,321		$10,504,767		$7,549,672		$10,781,663		$—

Guido F. Sacchi
Base salary severance	$750,000		$1,000,000		$—		$—		$—
Annual cash incentive bonus	611,167		475,000		—		—		—
Other cash severance	—		950,000		—		—		—
Restricted stock acceleration	2,952,818		2,952,818		2,952,818		2,952,818		—
Stock option acceleration(2)	229,394		229,394		229,394		229,394		—
Performance units	1,987,264	(4)	1,672,562	(4)	1,672,562	(4)	3,974,527	(5)	—
COBRA	21,475		32,212		—		—		—

Total	$6,552,118		$7,311,986		$4,854,774		$7,156,739		$—

David L. Green
Base salary severance	$750,000		$1,000,000		$—		$—		$—
Annual cash incentive bonus	579,000		450,000		—		—		—
Other cash severance	—		900,000		—		—		—
Restricted stock acceleration	1,895,117		1,895,117		1,895,117		1,895,117		—
Stock option acceleration(2)	202,153		202,153		202,153		202,153		—
Performance units	1,661,424		1,414,119	(4)	1,414,119	(4)	3,322,849	(5)	—
COBRA	20,063		30,095		—		—		—

Total	$5,107,757		$5,891,484		$3,511,389		$5,420,119		$—

(1)	Assumes a change in control occurred on December 31, 2018, immediately followed by the NEO’s termination.

58 – GLOBAL PAYMENTS INC. | 2019 Proxy Statement

(2)	For the purpose of this calculation, outstanding unvested options having an exercise price greater than the closing price of our common stock on such date have a value of $0.

(3)

Amount reflects 50% of the number of shares that would be issued at 300% of target for the performance units granted in 2018 (and no modification of such payout based on actual TSR for the first year of the three-year performance), and the maximum payout levels (200% of target) for the performance units granted in 2017 and in the 2016 fiscal transition period.

(4)

Amount reflects the number of shares that would be issued at the target payout levels for the performance units granted in 2018 (and no modification of such payout based on actual TSR for the first year of the three-year performance), 2017 and the 2016 fiscal transition period.

(5)

Amount reflects the number of shares that would be issued at 300% of target for the performance units granted in 2018 (and no modification of such payout based on actual TSR for the first year of the three-year performance), and the maximum payout levels (200% of target) for the performance units granted in 2017 and the 2016 fiscal transition.

Payments Made to Former NEO

As previously disclosed, as of August 27, 2018, David Mangum no longer served as the Company’s President and Chief Operating Officer and subsequently left the Company, effective September 15, 2018. The compensation that Mr. Mangum has received or will receive, as applicable, in connection with his departure is limited to, and does not exceed, the compensation that he was entitled to receive pursuant to his employment agreement, which includes the following:

•

Mr. Mangum will receive a lump sum cash payment of $325,000, representing his base salary for a six-month period, which will be made to Mr. Mangum on or about March 18, 2019. In addition, commencing on April 15, 2019, he will continue to receive his base salary for a period of up to an additional 12 months (or $650,000 in the aggregate for the 12-month period), provided that these payments will cease if Mr. Mangum violates any of the restrictive covenants in his employment agreement.

•

Mr. Mangum received a lump sum cash payment of $669,067, representing his 2018 cash incentive bonus target based on actual performance, as certified by the Compensation Committee, prorated for the full months of employment through his separation date.

•

All of the restricted shares of our common stock that Mr. Mangum owned as of September 15, 2018 vested as of September 17, 2018, the first business day following his separation date. As of September 15, 2018, Mr. Mangum owned 81,645 unvested restricted shares of our common stock. The value of these shares based on the closing price of our stock on September 17, 2018 was $10,366,466.

•

All of the stock options that Mr. Mangum owned as of September 15, 2018 and that would have become exercisable on or before September 15, 2020 vested as of September 17, 2018, the first business day following his separation date. As of September 15, 2018, Mr. Mangum owned 29,629 stock options that would have vested on or before the day 24 months thereafter. The intrinsic value of these options on September 17, 2018, based on the closing price of our stock on that date, was $993,912.

•

Mr. Mangum’s performance units that he received in the 2016 fiscal transition period and calendar 2017 and 2018 will remain outstanding, and after the Compensation Committee certifies the results at the end of the performance period, Mr. Mangum will receive 50% of the number of shares that would have been earned and vested based on actual performance. Assuming a payout multiple of 300% for the 2018 performance units based on a result of actual performance during the first year of the three year performance period, and a maximum payout multiple of 200% for the 2017 and 2016 fiscal transition period performance units based on the results of the actual performance during the first two years of the respective three year performance periods, his performance units would convert into 35,878 unrestricted shares valued at $4,555,430 based on the closing price of our stock on September 17, 2018.

•	We will pay Mr. Mangum COBRA premiums for health care coverage through September 2019 (or sooner if he obtains health care coverage from a new employer), estimated at $21,200.

GLOBAL PAYMENTS INC. | 2019 Proxy Statement  – 59

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the median of the annual total compensation of our employees (excluding the Chief Executive Officer) and the annual total compensation of Jeffrey S. Sloan, our Chief Executive Officer. The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. Given the different methodologies that various public companies will use to determine an estimate of their pay ratio, the estimated ratio reported below should not be used as a basis for comparison between companies.

For 2018, our last completed fiscal year:

•	The annual total compensation of the median employee was $60,931; and

•

The annual total compensation of our Chief Executive Officer, as reported in the Summary Compensation Table presented earlier in this Proxy, was $16,818,560 (which amount is exclusive of $21,056 in employer-provided health and welfare benefits).

Based on this information, for 2018, the ratio of the annual total compensation of the median employee to the annual total compensation of Mr. Sloan, our Chief Executive Officer, was 1 to 276.

To determine the annual total compensation of the “median employee,” the methodology and the material assumptions, adjustments and estimates that we used were as follows:

•	We selected December 31, 2018 as the date upon which we would identify the “median employee.”

•	We determined that, as of December 31, 2018, we had approximately 10,896 employees working at the Company and its consolidated subsidiaries.

•

As is permitted under SEC rules, we eliminated 390 global employees (approximately 3.58% of our total population) from the data set. A list of the excluded employees and their country of residency is provided in the table below.

Country	# of Employees	Country	# of Employees	Country	# of Employees
Hungary	55	Malta	16	Slovakia	17
India	116	New Zealand	13	Sri Lanka	37
Macao	6	Romania	11	Taiwan	51
Malaysia	46	Singapore	22

•

To determine our “median employee” from our adjusted employee population, we used a consistently applied compensation definition and chose “base pay (actual).” We used a stratified statistical sampling methodology to provide a reasonable estimate of the median base pay for the employee population considered. We conducted an analysis using a sample of 10,506 employees. Then we identified employees who we expected were paid within approximately a +/- 10% range of that value, based on our assumptions that the median employee was likely to be within that group and that those within that group had substantially similarly probabilities of being the median employee. We then analyzed taxable wages for this group (annualizing pay for permanent employees who commenced work during 2018) to select a single median employee. We did not change our methodology or material assumptions, adjustments, or estimates from those used in our pay ratio disclosure for 2017.

•

Using this methodology, we determined that the “median employee” was a full-time, hourly employee located in the United States, with base pay (actual) for the 12-month period ending December 31, 2018 in the amount of $46,498. We determined that the same median employee used for the year ended December 31, 2017 can be used again because there has not been a change in our employee population or employee compensation programs that we reasonably believe would result in a significant change in the pay ratio disclosure.

•	With respect to the annual total compensation of the “median employee,” we identified and calculated the elements of such employee’s compensation for 2018 in accordance with the requirements of Item

60 – GLOBAL PAYMENTS INC. | 2019 Proxy Statement

402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $60,931 (inclusive of the value of employer-provided health and welfare benefits).

•

With respect to the annual total compensation of our Chief Executive Officer, we used the amount reported in the “Total” column of the Summary Compensation Table, plus the value of employer-provided health and welfare benefits in the amount of $21,056, which was not included in the Summary Compensation Table.

GLOBAL PAYMENTS INC. | 2019 Proxy Statement  – 61

Proposal Three: Ratification of Reappointment of Auditors

We are asking you to ratify the appointment of Deloitte for the year ending December 31, 2019. Ratification of the selection of Deloitte as the Company’s independent registered public accounting firm is not required by the SEC or NYSE rules, Georgia law, the Company’s articles of incorporation or the Company’s bylaws. However, the board of directors is submitting the selection of Deloitte to shareholders for ratification as a matter of good corporate practice. If a majority of shareholders fail to ratify the selection, the Audit Committee will consider the selection of other independent public accountants for the year ending December 31, 2019.

Our Board of Directors recommends that you vote FOR the following resolution:

RESOLVED, that the appointment by the Audit Committee of the Company’s board of directors of Deloitte as independent registered public accounting firm for the Company, to audit the financial statements of the Company and its subsidiaries for the year ending December 31, 2019, is ratified and approved.

The Audit Committee recommends, and the board of directors selects, our independent public accountants. Our Audit Committee has determined that it is in the best interest of our Company and its shareholders to continue to retain Deloitte, who served during 2018, to serve as our independent auditors for the year ending December 31, 2019, and the board has approved the selection. A representative of Deloitte is expected to be present at the annual meeting. The representative will be given the opportunity to make a statement, if he or she desires to do so, and will be available to respond to appropriate questions from shareholders.

Report of the Audit Committee

In accordance with applicable SEC rules, the Audit Committee issued the following report on February 20, 2019. The Audit Committee consisted of the following members as of such date: William B. Plummer (Chair), John M. Partridge and Alan M. Silberstein, each of whom is independent under the listing standards of the NYSE and the applicable rules and regulations promulgated by the SEC. The duties and responsibilities of the Audit Committee are set forth in a written Audit Committee charter which is available on the Investor Relations section of our website at www.globalpaymentsinc.com. The Audit Committee reviews the charter annually and, when appropriate, recommends any changes to the board for approval.

The primary responsibility of the Audit Committee is to oversee our financial reporting process on behalf of the board and to report the results of the Audit Committee’s activities to the board. Management has the primary responsibility for the financial statements and reporting process, including the systems of internal control, and the independent registered public accounting firm (Deloitte) is responsible for auditing those financial statements in accordance with the standards of the Public Company Accounting Oversight Board, or the PCAOB, and issuing a report thereon.

The Audit Committee is directly responsible for the compensation, retention and oversight of the Company’s independent registered public accounting firm and meets with the Company’s internal auditors and independent auditors, with and without management present (in person or by telephone), to discuss the scope, plan, status and results of their respective audits. In addition, the Audit Committee meets with management and the independent auditors to review the Company’s financial results and earnings press releases related thereto prior to their issuance.

In 2018, the Audit Committee held six meetings. Meeting agendas are established by the Audit Committee Chair, based on input from the Chief Financial Officer and the Chief Accounting Officer. During 2018, among other things, the Audit Committee:

•	met with the senior members of the Company’s financial management team at each regularly scheduled meeting;

•

held separate private sessions, during its regularly scheduled meetings, with each of the Company’s General Counsel, the independent auditors, and the Senior VP of Internal Audit, at which candid discussions regarding financial management, legal, accounting, auditing and internal control matters took place;

62 – GLOBAL PAYMENTS INC. | 2019 Proxy Statement

•	received periodic updates on management’s processes to assess the adequacy of the Company’s internal controls over financial reporting and the framework used to make the assessment;

•	received periodic updates from management on the Company’s financial risk management practices;

•	reviewed and discussed with management and Deloitte the Company’s earnings releases and quarterly reports on Form 10-Q and annual reports on Form 10-K prior to filing with the SEC;

•	reviewed and approved the Company’s internal audit plan; and

•	participated, with representatives of management and Deloitte, in educational sessions about various relevant topics of interest to the Audit Committee.

Deloitte has served as the Company’s independent registered public accounting firm since 2002. Before retaining Deloitte for the year ending December 31, 2019, the Audit Committee evaluated Deloitte’s performance with respect to its services to the Company provided during 2018. In conducting this evaluation, the Audit Committee reviewed and discussed with management matters related to Deloitte’s independence, technical expertise and industry knowledge. The Audit Committee also reviewed Deloitte’s communications with the Audit Committee during 2018 and considered Deloitte’s tenure. In addition, in order to ensure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of the independent public accounting firm. The Audit Committee ensures that the mandated rotation of Deloitte’s personnel occurs routinely and is directly involved in the selection of Deloitte’s lead engagement partner.

In keeping with its responsibilities and the performance of its oversight function, the members of the Audit Committee as of February 20, 2019 have reviewed and discussed with management and Deloitte our audited financial statements as of December 31, 2018 and for the twelve months then ended. The Audit Committee has discussed with Deloitte the matters required to be discussed by PCAOB Auditing Standard No. 1301 (Communication with Audit Committees). The Audit Committee has received and reviewed the written disclosures and the letter from Deloitte required by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with Deloitte its independence. In addition, the Audit Committee has considered the compatibility of non-audit services with Deloitte’s independence. Based on the reviews and discussions referred to above, the members of the Audit Committee as of February 20, 2019 recommended to the Board that the audited financial statements referred to above be included in our Annual Report on Form 10-K for 2018 filed with the SEC.

AUDIT COMMITTEE

William B. Plummer (Chair)

John M. Partridge

Alan M. Silberstein

Auditor Fees

The following table presents the aggregate fees for professional services rendered by Deloitte during 2018 and 2017:

	2018	2017
Audit fees	$5,541,200	$5,640,700

Audit-related fees	170,750	197,876
Tax fees	2,025,323	809,495
Other fees	—	—

Total	$7,737,273	$6,648,071

Audit fees.    Audit fees represent fees for the audit of our annual financial statements, the reviews of the financial statements included in our Quarterly Reports on Form 10-Q and the services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements.

GLOBAL PAYMENTS INC. | 2019 Proxy Statement  – 63

Audit-related fees.    Audit-related fees represent fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not included under “Audit fees” disclosed above. Each period includes fees for reports on service organization controls and other fees associated with various initiatives by the Company. In 2017, the audit-related fees also reflect the Company’s adoption of ASC 606 – Revenue from Contracts with Customers.

Tax fees.    Tax fees represent fees for tax compliance, tax consulting and advisory services. In 2018, $236,248 of the fees were for tax return preparation and compliance, and $1,789,075 were for tax consulting and advisory services primarily related to the Jobs Act. In 2017, $136,855 of the fees were for tax return preparation and compliance, and $672,640 were for tax consulting and advisory services.

All other fees.    There were no other fees for the periods presented.

Audit Committee Pre-Approval Policies

The Audit Committee must approve any audit services and any permissible non-audit services provided by Deloitte prior to the commencement of the services, and is responsible for the audit fee negotiations associated with the engagement. In making its pre-approval determination, the Audit Committee considers whether providing the non-audit services is compatible with maintaining the auditor’s independence. To minimize relationships which could appear to impair the objectivity of the independent registered public accounting firm, it is generally the Audit Committee’s practice to restrict the non-audit services that may be provided to us by our independent auditor to audit-related services, tax services and merger and acquisition due diligence and integration services, but other permissible non-audit services are approved on a case-by-case basis.

The Audit Committee has delegated to the Chair of the Audit Committee the authority to approve non-audit services by the independent registered public accounting firm within the guidelines set forth above, provided that the fees associated with the applicable engagement are not anticipated to exceed $250,000. Any decision by the Chair to pre-approve non-audit services must be presented to the full Audit Committee for ratification at its next scheduled meeting. All of the services described above were approved by the Audit Committee in accordance with the foregoing policy.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE

REAPPOINTMENT OF DELOITTE AS THE COMPANY’S INDEPENDENT PUBLIC

ACCOUNTING FIRM.

64 – GLOBAL PAYMENTS INC. | 2019 Proxy Statement

Additional Information

Relationships and Related Party Transactions

We review all known relationships and transactions in which we and our directors and NEOs or their immediate family members are participants to determine whether they qualify for disclosure as a transaction with related persons under Item 404(a) of Regulation S-K of the Exchange Act. We screen for these relationships and transactions through the annual circulation of a Directors and Officers Questionnaire, or a D&O Questionnaire, to each member of the board of directors and each of our officers who is a reporting person under Section 16 of the Exchange Act. The D&O Questionnaire contains questions intended to identify related persons and transactions between us and related persons. Our Employee Code of Conduct and Ethics requires employees to report to the General Counsel or Chief Executive Officer any transaction involving themselves or their immediate family members and our Company that may create a conflict of interest with us, and further requires the Chief Executive Officer to approve in writing any such transaction with a related person. Any related-party transaction that would require disclosure pursuant to Item 404 of Regulation S-K must be approved or ratified by the Audit Committee pursuant to the responsibilities set forth in its charter. In determining whether to approve a related party transaction, the Audit Committee evaluates the relevant facts and circumstances, including the fairness of the terms of the transaction, the benefit of the transaction to the Company, the impact on a director or officer’s independence, the availability of the goods or services from other sources and other facts considered material by the Audit Committee.

There were no transactions with related persons required to be disclosed pursuant to Item 404 of Regulation S-K since January 1, 2018, except as set forth below.

On October 17, 2018, we completed the acquisition of SICOM from a fund owned by LLR Partners in a cash transaction valued at approximately $415 million. The transaction qualified as a related party transaction under Item 404 of Regulation S-K of the Exchange Act, as one of the Company’s directors, Mitchell L. Hollin, is an investor in the fund and a partner of the management company which manages and controls LLR Partners. Mr. Hollin’s direct interest in the transaction equaled approximately $1.1 million, which was the amount distributed to Mr. Hollin based on his investment interest in the LLR fund which owned SICOM.

In accordance with the audit committee charter, the Audit Committee is required to approve all related party transactions. In determining whether to approve the acquisition of SICOM, the Audit Committee considered, among other things, the following:

•	whether the terms of the transaction were fair to the Company;

•	whether the transaction was material to the Company;

•	the interests of Mr. Hollin in the transaction; and

•	the structure of the transaction.

Based on a consideration of all the material facts, including the foregoing as well as a fairness opinion from an independent, third-party investment banking firm, the Audit Committee determined that the terms of the transaction were fair to and in the best interests of the Company and approved the acquisition of SICOM.

As a result of his interest in the transaction, the board of directors determined that Mr. Hollin was no longer independent under the listing standards of the NYSE and accordingly, Mr. Hollin was removed from the Company’s Compensation Committee and was appointed to the Company’s Technology Committee.

2018 Annual Report on Form 10-K

A copy of our Annual Report on Form 10-K, including the financial statements and financial statement schedules (but without exhibits) for 2018, will be provided, free of charge, upon written request of any shareholder addressed to Global Payments Inc., 3550 Lenox Road, Suite 3000 Atlanta, Georgia 30326, Attention: Investor Relations. Additionally, our Annual Report on Form 10-K is available on the SEC’s web site at www.sec.gov.

GLOBAL PAYMENTS INC. | 2019 Proxy Statement  – 65

Shareholders Sharing the Same Address

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering to that address a single proxy statement to those shareholders. This process, which is commonly referred to as “householding,” provides convenience for shareholders and cost savings for companies. Some brokers household proxy materials, delivering a single proxy statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you notify us or your broker that you no longer wish to participate in householding. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one copy, please notify your broker if your shares are held in a brokerage account, or notify us if you hold registered shares. You can notify us by sending a written request to Global Payments Inc., c/o Corporate Secretary, 3550 Lenox Road, Suite 3000, Atlanta, Georgia 30326 or by contacting Investor Relations at Investor.Relations@globalpay.com or (770)  829-8478.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely on a review of copies of Forms 3 and 4 filed with the SEC, or written representations that no annual forms (Form 5) were required, we believe that, during 2018, all of our officers, directors and 10% shareholders complied with the reporting requirements of the SEC regarding their ownership and changes in ownership of our common stock (as required pursuant to Section 16(a) of the Exchange Act), with the following exception: one Form 4 with respect to the purchase of shares under the Company’s employee stock purchase plan for Mr. Sheffield was not timely filed. This transaction was subsequently reported and all errors have been corrected in subsequent filings.

Shareholder List

We will maintain a list of shareholders entitled to vote at the annual meeting at our corporate offices at 3550 Lenox Road, Atlanta, GA 30326. The list will be available for examination at the annual meeting.

66 – GLOBAL PAYMENTS INC. | 2019 Proxy Statement

Appendix A

Non-GAAP Financial Measures

In this proxy statement, we disclose performance goals related to cash incentive awards under our short-term incentive plan based on adjusted EPS, adjusted net revenue plus network fees and adjusted operating margin, which are non-GAAP financial measures. Set forth below is a methodology for determining, and the rational for using, these terms.

Metric	Definition	Rationale for Use
Adjusted EPS

Adjusted EPS is calculated by dividing adjusted net income attributable to the Company, excluding the impact of foreign currency exchange rates, by the diluted weighted-average number of shares outstanding.

Adjusted net income attributable to the Company for 2018 reflects adjustments to remove (i) amortization of acquired intangibles; (ii) employee termination costs; (iii) acquisition and integration costs (iv) share-based compensation expense; (v) asset abandonment charges; (vi) a gain recognized on the reorganization of an association of which the Company was a member through one of its Canadian subsidiaries; (vii) a charge associated with the refinancing of our corporate credit facility; (viii) an income tax benefit related to tax reform true-ups; (ix) a tax expense associated with certain discrete tax items related to the impact of changes in state effective income tax rates on deferred liabilities; and (x) the income tax effect of the aforementioned adjustments.

Adjusted EPS is a primary metric management uses to more clearly focus on the economic benefits to our core business and other factors we believe are pertinent to the daily management of our operations.
Adjusted Net Revenue Plus Network Fees

Adjusted net revenue plus network fees for 2018 excludes (i) gross-up related payments associated with certain lines of business to reflect the economic benefits to the Company; (ii) the effect of acquisition accounting fair value adjustments for software deferred revenue; and (iii) the impact of foreign currency exchange rates, and includes certain amounts that we pay to third parties, including payment networks.

Adjusted net revenue plus network fees demonstrates our performance in further penetrating our global footprint and executing against our market opportunities.
Adjusted Operating Margin	Adjusted operating margin is calculated by dividing adjusted operating income, excluding the impact of foreign currency exchange rates, by adjusted net revenue plus network fees.	Adjusted operating margin allows us to assess the quality and efficiency of our operations to promote a long-term outlook.

GLOBAL PAYMENTS INC. | 2019 Proxy Statement  – A-1

Metric	Definition	Rationale for Use

Adjusted operating income for 2018 reflects adjustments to remove (i) amortization of acquired intangibles; (ii) employee termination costs; (iii) acquisition and integration costs; (iv) share-based compensation expense; and (v) asset abandonment charges

Adjusted EPS, adjusted net revenue plus network fees and adjusted operating margin should be considered in addition to, and not as a substitute for, GAAP diluted earnings per share, revenue and operating income, respectively. Because these performance metrics, as used herein, are calculated for the sole purpose of determining compensation, they may differ from similar non-GAAP financial measures reported elsewhere in Company filings.

A-2 – GLOBAL PAYMENTS INC. | 2019 Proxy Statement

Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card.
Votes submitted electronically must be received by 11:59 PM (ET), on April 24, 2019.
Online
Go to www.envisionreports.com/gpn or scan the QR code – login details are located in the shaded bar below.
Phone
Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/gpn

▼   IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.   ▼

- - - - - - - - - - - - - - - - - - - -  - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -  - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -  - - - - - - - - - - - - - - -

A	Proposals – The Board of Directors recommend a vote FOR all the nominees listed in Proposal 1 and FOR Proposals 2 – 3.

1. Election of Directors	+

	For	Against	Abstain				For Against Abstain
01 - Mitchell L. Hollin Class I	☐	☐	☐	02 - Ruth Ann Marshall Class I			☐ ☐

2. To approve, on an advisory basis, the compensation of our named executive officers for 2018.				For ☐	Against ☐	Abstain ☐	3. To ratify the reappointment of Deloitte & Touche LLP as the Company’s independent public accounting firm for the year ending December 31, 2019.	For ☐	Against ☐	Abstain ☐
Any other business that properly comes before the meeting.

B	Authorized Signatures – This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
/ /

2019 Annual Meeting Admission Ticket

Global Payments Inc. 2019 Annual Meeting of Shareholders

April 25, 2019, 9:30 AM (ET)

3550 Lenox Road, Atlanta, GA 30326

Upon arrival, please present this admission ticket and photo identification at the registration desk.

Directions to Global Payments Inc. Annual Meeting of Shareholders
Global Payments Inc. 3550 Lenox Road Atlanta, GA 30326 770.829.8000
Using GA 400 North to Connector State Road 141/Lenox Road NE. Take Exit 2 from GA-400 S. Merge onto Connector State Road 141/Lenox Road NE.
Using GA 400 S/US 195S, follow GA-400 S, take Exit 2. Merge onto Connector State Road 141/Lenox Road NE.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders.

The material is available at: www.envisionreports.com/gpn

Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/gpn

▼  IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

- - - - - - - - - - - - - - - - - - - -  - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -  - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -  - - - - - - - - - - - - - - -

Notice of 2019 Annual Meeting of Shareholders

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF GLOBAL PAYMENTS INC. AND MAY BE REVOKED BY THE SHAREHOLDER PRIOR TO ITS EXERCISE

The undersigned shareholder of Global Payments Inc. (the “Company”), Atlanta, Georgia, hereby constitutes Jeffrey S. Sloan and David L. Green, and each of them, each with full power of substitution, to vote the number of shares of common stock which the undersigned would be entitled to vote if personally present at the annual meeting of shareholders to be held at the Company’s offices at 3550 Lenox Road, Atlanta, Georgia 30326, on April 25, 2019, at 9:30 a.m. ET (the “Annual Meeting”), or at any adjournments or postponements thereof, upon the proposals described in the Notice of 2019 Annual Meeting of Shareholders and Proxy Statement, both dated March 13, 2019, the receipt of which is acknowledged, in the manner specified below. The proxies, in their discretion, are further authorized to vote on any adjournments or postponements of the Annual Meeting, for the election of one or more persons to the Board of Directors if any of the nominees named herein becomes unable to serve or for good cause will not serve, on matters which the Board of Directors does not know a reasonable time before making the proxy solicitations will be presented at the Annual Meeting, or any other matters which may properly come before the Annual Meeting and any adjournments or postponements thereto.

Shares represented by this proxy will be voted by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of nominees to the Board of Directors and FOR items 2-3, and with discretionary authority on all other matters that may properly come before the Annual Meeting and any adjournments or postponements thereof.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side)

C	Non-Voting Items

Change of Address – Please print new address below.	Comments – Please print your comments below.

+